Exhibit 10.2

MASTER LOAN AGREEMENT

No. 0220792

Dated as of February 3, 2015

among

STEIN MART, INC.

and

STEIN MART BUYING CORP.,

as Borrowers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

WELLS FARGO EQUIPMENT FINANCE, INC.,

as

LENDER

i

5.18.	Labor Matters	42
5.19.	Security Documents	42
5.20.	Solvency	42
5.21.	Deposit Accounts; Credit Card Arrangements.	43
5.22.	Brokers	43
5.23.	Material Contracts	43
5.24.	Casualty	43
5.25.	Equipment Collateral	43

ARTICLE VI AFFIRMATIVE COVENANTS		43

6.01.	Financial Statements	43
6.02.	Certificates; Other Information	44
6.03.	Notices	46
6.04.	Payment of Obligations	47
6.05.	Preservation of Existence, Etc	47
6.06.	Maintenance of Properties	47
6.07.	Maintenance of Insurance	47
6.08.	Compliance with Laws	50
6.09.	Books and Records; Accountants.	50
6.10.	Inspection Rights.	50
6.11.	Use of Proceeds	51
6.12.	Additional Loan Parties	51
6.13.	Cash Management.	52
6.14.	Information Regarding the Collateral.	53
6.15.	Physical Inventories.	54
6.16.	Environmental Laws.	54
6.17.	Further Assurances.	55
6.18.	Compliance with Terms of Leaseholds	55
6.19.	Equipment Collateral.	55
6.20.	Post-Closing Date Obligations.	56
6.21.	[Reserved].	56
6.22.	ERISA.	56

ARTICLE VII NEGATIVE COVENANTS		57

7.01.	Liens	57
7.02.	Investments	57
7.03.	Indebtedness; Disqualified Stock.	57
7.04.	Fundamental Changes	57
7.05.	Dispositions	58
7.06.	Restricted Payments	58
7.07.	Prepayments of Indebtedness	58
7.08.	Change in Nature of Business	58
7.09.	Transactions with Affiliates	58
7.10.	Burdensome Agreements	59
7.11.	Use of Proceeds	59
7.12.	Amendment of Material Documents	59
7.13.	Fiscal Year	59
7.14.	Deposit Accounts; Credit Card Processors	59
7.15.	[Reserved].	59

7.16.	Immaterial Subsidiary	59
7.17.	Equipment Collateral.	59
7.18.	OFAC	60

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		60

8.01.	Events of Default	60
8.02.	Remedies Upon Event of Default	63
8.03.	Application of Funds	64

ARTICLE IX ADMINISTRATIVE AGENT		64

9.01.	Appointment and Authority.	65
9.02.	[Reserved].	65
9.03.	Exculpatory Provisions	65
9.04.	Reliance by the Administrative Agent	66
9.05.	Delegation of Duties	66
9.06.	Resignation of the Administrative Agent	66
9.07.	Non-Reliance on Administrative Agent	67
9.08.	[Reserved].	67
9.09.	Administrative Agent May File Proofs of Claim	67
9.10.	Collateral and Guaranty Matters	68
9.11.	[Reserved].	68
9.12.	Reports and Financial Statements	68

ARTICLE X MISCELLANEOUS		69

10.01.	Amendments, Etc	69
10.02.	Notices; Effectiveness; Electronic Communications.	69
10.03.	No Waiver; Cumulative Remedies	70
10.04.	Expenses; Indemnity; Damage Waiver.	70
10.05.	Payments Set Aside	72
10.06.	Successors and Assigns.	72
10.07.	Treatment of Certain Information; Confidentiality	72
10.08.	Right of Setoff	73
10.09.	Interest Rate Limitation	73
10.10.	Counterparts; Integration; Effectiveness	73
10.11.	Survival	74
10.12.	Severability	74
10.13.	[Reserved].	74
10.14.	Governing Law; Jurisdiction; Etc.	74
10.15.	Waiver of Jury Trial	75
10.16.	No Advisory or Fiduciary Responsibility	75
10.17.	USA PATRIOT Act Notice	76
10.18.	Foreign Assets Control Regulations	76
10.19.	Time of the Essence	77
10.20.	Press Releases	77
10.21.	[Reserved].	77
10.22.	Additional Waivers.	77
10.23.	No Strict Construction	78
10.24.	Attachments	78

10.25.	Keepwell	79
10.26.	[Reserved].	79
10.27.	Collateral Release on Termination	79

SIGNATURES		S-2

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(b)	Freight Forwarders
5.01	Loan Parties Organizational Information
5.05	Supplement to Interim Financial Statements
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Labor Matters
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.23	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.01-A	Terminated Liens and Liens to be Terminated
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Certain Addresses for Notices

EXHIBITS

Form of

A	Compliance Certificate
B	DDA Notification
C	Credit Card Notification

v

MASTER LOAN AGREEMENT No. 0220792

This MASTER LOAN AGREEMENT (this “Agreement”) is entered into as of February 3, 2015, among Stein Mart, Inc., a Florida corporation (“Stein Mart” or the “Parent”), and Stein Mart Buying Corp., a Florida corporation (“Buying Corp.”, and together with Stein Mart, each individually a “Borrower” and collectively, “Borrowers”), Wells Fargo Equipment Finance, Inc. (“Lender”), and Wells Fargo Bank, National Association, solely in its capacity as the administrative agent (the “Administrative Agent”).

The Borrowers have requested that Lender provides an equipment loan facility, and Lender has indicated its willingness to lend on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated on or about the date hereof among the Borrowers, as borrowers, the Guarantors, ABL Lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, collateral agent, swing line lender and letter of credit issuer.

“ABL Lenders” means each lender from time to time party to the ABL Credit Agreement.

“ABL Loan Documents” means, collectively the following: (a) the ABL Credit Agreement and (b) all Loan Documents (as defined in the ABL Credit Agreement).

“ABL Loan Priority Collateral” has the meaning assigned to the term “ABL Priority Collateral” in the Intercreditor Agreement.

“ABL Loans” means the loans and other extensions of credit made pursuant to and evidenced by the ABL Loan Documents.

“ACH” means automated clearing house transfers.

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“Acquisition” means, with respect to any Person (a) a purchase or other acquisition of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of all or substantially all of the Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning provided in Section 10.17.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iv) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agreement” shall have the meaning provided in the introductory paragraph hereto.

“Alternative Rate” shall have the meaning provided in Section 3.02.

“Approved Fund” means any Fund that is administered or managed by (a) Lender, (b) an Affiliate of Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended February 1, 2014, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.

“Blocked Account” shall have the meaning provided in Section 6.13(a)(iii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to Lender, establishing control (as defined in the UCC) of such account by Lender (or the Administrative Agent for the benefit of Lender) and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event (as defined in the ABL Credit Agreement), but subject to the terms of the Intercreditor Agreement, to comply only with the instructions originated by Lender (or the Administrative Agent for the benefit of Lender) without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Person” means any person or entity that is now or at any time shall be (A) on a list of Specially Designated Nationals issued by OFAC or any sectoral sanctions identification list, or (B) whose property or interests in property are blocked by OFAC or who is subject to sanctions imposed by Law, including any executive order of any branch or department of the United States government or (C) otherwise designated by the United States or any regulator having jurisdiction or regulatory oversight over Lender to be a person to whom Lender is not permitted to extend credit or with whom a borrower relationship may result in penalties against Lender or limitations on Lender’s ability to enforce a transaction.

“Borrowers” shall have the meaning provided in the introductory paragraph hereto.

“Business” means Borrowers’ value department store chain retailing apparel, household consumer goods and other businesses reasonably related thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s Lending Office is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, plus (b) Capital Lease Obligations incurred by a Person during such period, less (c) any tenant allowances actually received by the Borrowers from any of its landlords in connection with the preceding clauses (a) or (b).

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Prepayment Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party in an aggregate amount in excess of $1,000,000 in any Fiscal Year, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of Lender or (ii) prior to the occurrence of an Event of Default, (A) the proceeds therefrom, in the case of any casualty damage, are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within one hundred eighty (180) days of the occurrence of the damage to or loss of the assets being repaired or replaced, and (B) notwithstanding anything to the contrary set forth in this definition, in the case of any proceeds that become payable under any business interruption policies of Loan Parties, the Loan Parties’ receipt of such proceeds to the extent permitted by Section 6.07(c) shall not be deemed to be or constitute a Casualty Prepayment Event, and a Casualty Prepayment Event shall only be deemed to have occurred, and such proceeds shall applied to the Obligations, only if and to the extent required by Section 6.07(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of related events by which:

(a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Parent to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 7.05 hereof; or

(b) the liquidation or dissolution of any Borrower or the adoption of a plan by the stockholders of any Borrower relating to the dissolution or liquidation of such Borrower, other than as permitted in Section 7.04 hereof; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any Person who is a direct or indirect shareholder of the Parent as of the date hereof and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, a majority of the voting power of the total outstanding Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(d) during any period of two (2) consecutive years, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least sixty-six and two-thirds (66 2/3%) percent of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least sixty-six and two-thirds (66 2/3%) percent of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of solicitation of proxies or consents for the election or removal of one or more directors by any person or group by or on behalf of the board of directors); or

(e) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing a majority of the combined voting power of such securities; or

(f) the Parent fails at any time to own, directly or indirectly, 80% of the Equity Interests having voting power of each other Loan Party free and clear of all Liens, except where such failure is as a result of a transaction permitted by the Loan Documents; or

(g) the occurrence of any “Change of Control” (or similar term) as defined in the ABL Credit Agreement.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent for the benefit of Lender and/or Lender.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to Lender executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges Lender’s Lien on the Collateral, (ii) releases such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides Lender with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides Lender with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with Lender as Lender may reasonably require.

“Commitment Letter” means that certain confidential commitment letter dated January 6, 2015 among Wells Fargo Bank, National Association, Lender and the Parent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A.

“Concentration Account” shall have the meaning provided in Section 6.13(c).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Parent and its Subsidiaries on a Consolidated basis for the most recently completed

Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such Measurement Period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for such period, plus (ii) the pre-opening costs for new and relocated Stores for such period, minus (iii) Capital Expenditures made during such period, minus (iv) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period, to (b) the sum of (i) Debt Service Charges (excluding Debt Service Charges related to the Loans made pursuant to this Agreement other than interest payments made in respect hereof), plus (ii) the aggregate amount of all Restricted Payments (excluding the February 2015 Dividend), in each case, of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (d) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Parent and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) unusual and non-recurring gains and losses not arising from normal business operations (including but not limited to prior period impact of error corrections, fees and settlement charges or income from lawsuits or regulatory actions and the like) for such Measurement Period, (b) the income (or loss) of such Person during such Measurement Period in which and to the extent any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (c) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Parent’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Card Agreements” means all agreements now or hereafter entered into by any Borrower or for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor with respect to sales transactions involving credit card or debit card purchases, including, but not limited to, the agreements set forth on Schedule 5.21(b) hereto.

“Credit Card Issuer” means any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal and other issuers approved by the Administrative Agent.

“Credit Card Notifications” shall have the meaning provided in Section 6.13(a)(ii).

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and Lender shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” shall have the meaning provided in Section 6.13(a)(i).

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges required to be paid for such Measurement Period, plus (b) regularly scheduled principal payments required to be made on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations and Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means the interest rate otherwise applicable to the Loan plus two percent (2.00%) per annum.

“Deferred Compensation Plan” means the Stein Mart Executive Deferred Compensation Plan, as amended, modified, supplemented, restated or replaced from time to time.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, that, (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) Lender’s Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $50,000,000; (c) an Approved Fund; (d) any Person to whom Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of Lender’s rights in and to a material portion of Lender’s portfolio of asset based credit facilities provided that such transferee has a combined capital and surplus in excess of $50,000,000, and (e) any other Person (other than a natural person) approved by (i) Lender, and (ii) unless an Event of Default has occurred and is continuing, the Parent (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries nor shall it include any Person that is not a financial institution licensed to conduct a general banking or commercial lending business under the laws of the United States or any state within the United States.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment in violation of any Environmental Law or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall have the meaning set forth in the UCC.

“Equipment Collateral” means any Collateral constituting Equipment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Event of Default” shall have the meaning provided in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived or is cured in accordance with the terms of the applicable Loan Document or otherwise cured in a manner reasonably satisfactory to Lender in its Permitted Discretion, if such Event of Default is capable of being cured as determined by Lender.

“Event of Loss” shall have the meaning provided in Section 6.07(j).

“Excluded Swap Obligations” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means, with respect to the Administrative Agent, Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its Lending Office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party or any of its offices is located.

“Executive Order” shall have the meaning provided in Section 10.18.

“Facility Guaranty” means the Guaranty made by any Guarantors in favor of Lender, in form reasonably satisfactory to Lender.

“Factored Receivables” means any Accounts of a Loan Party which have been factored or sold by an account debtor of a Loan Party to Wells Fargo or any of its Affiliates pursuant to a factoring arrangement or otherwise.

“February 2015 Dividend” means the dividend to be paid by Stein Mart on or before February 28, 2015 in respect of the common stock of Stein Mart, which dividend (a) is not to exceed $5.00 per share of common stock of Stein Mart and (b) is not to exceed the amount of $230,000,000 in the aggregate.

“Fiscal Month” means any fiscal month of any Fiscal Year in accordance with the fiscal accounting calendar of the Parent.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year in accordance with the fiscal accounting calendar of the Parent.

“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to the last day in January of any calendar year.

“Foreign Asset Control Regulations” shall have the meaning provided Section 10.18.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Freight Forwarders” means the persons listed on Schedule 1.01(b) hereto or such other person or persons as may be selected by a Borrower after the date hereof and after written notice by a Borrower to the Administrative Agent to handle the receipt of Inventory within the United States of America and/or to clear Inventory through the Bureau of Customs and Border Protection (formerly the Customs Service) or other domestic or foreign export control authorities or otherwise perform port of entry services to process Inventory imported by such Borrower from outside the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Litigation” shall have the meaning provided in Section 6.03(b).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) Stein Mart Holding Corp., a Florida corporation and (b) each Subsidiary of the Borrowers (other than any CFC and Stein Mart Air, Inc., so long as the Borrowers are in compliance with the requirements of Section 7.16) that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer in the nature of a general partner, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” shall have the meaning provided in Section 10.04(b).

“Information” shall have the meaning provided in Section 10.07.

“Initial Loan” shall have the meaning provided in Section 2.01.

“Intellectual Property” means all present and future: (a) trade secrets, know-how and other proprietary information; (b) trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (c) copyrights and copyright applications (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); (d) patents and patent applications; (e) industrial design applications and registered industrial designs; (f) license agreements related to any of the foregoing and income therefrom; (g) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (h) all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement, dated of even date herewith, by and between Lender and Wells Fargo Bank, National Association.

“Internal Control Event” means an uncorrected material weakness in, or a fraud which pertains to and that involves management or other employees who have a significant role in, the Parent’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws provided that, a material weakness which has been identified by Borrowers’ Registered Public Accounting Firm after February 1, 2014 and which has been remediated shall not constitute an Internal Control Event even though such remediation has not yet been fully tested except if Lender determines in its Permitted Discretion that such Internal Control Event has not been corrected after such testing.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. For avoidance of doubt, “Investment” does not include capital improvements to existing assets or the purchase of real or personal property to be used in the ordinary course of business.

“IP Lien” has the meaning given that term in clause (r) of the definition of Permitted Encumbrances.

“IRS” means the United States Internal Revenue Service.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” shall have the meaning provided in the introductory paragraph.

“Lender Expenses” means, without limitation, all reasonable and documented out-of-pocket expenses actually incurred by the Administrative Agent, Lender and each of their Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation, (i) the reasonable and documented fees, charges and disbursements (A) counsel for the Administrative Agent and the Lender (other than the allocated costs of in-house counsel), (B) of outside consultants for Lender, (C) of appraisers, (D) incurred during any field examinations, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) such out-of-pocket expenses incurred in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (C) any workout, restructuring or negotiations in respect of any Obligations; provided that reimbursement for the expenses of field examinations, inventories, appraisals, evaluations, audits and the like shall be subject to the limitations set forth in Sections 4.01(c), 6.10 and 6.15.

“Lending Office” means 733 Marquette Avenue, Suite 700, MAC N9306-070, Minneapolis, MN 55402, or such other office or offices as a Lender may from time to time notify the Borrower.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LIBOR” shall have the meaning provided in a Promissory Note evidencing a LIBOR Loan.

“LIBOR Loan” means a Loan that bears interest at a rate based on LIBOR.

“Loan” means the loan transaction by or on behalf of Lender to a Borrower evidenced by a Promissory Note.

“Loan Documents” means this Agreement, each Promissory Note, the Security Documents, the Facility Guaranty, the Intercreditor Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Mandatory Prepayment Event” means any of the events listed in Section 2.02.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Administrative Agent or Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse change in the Collateral or its value. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, (a) each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more (other than inventory purchase orders in the ordinary course of business) in any Fiscal Year, and (b) any other contract or other agreement (other than the Loan Documents), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included (except such amounts under the Loan Documents), and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maximum Rate” shall have the meaning provided in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) Fiscal Months of the Parent for which Lender has received financial statements pursuant to Section 6.01 hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to Lender’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates); and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, (i) fifty percent (50%) of the excess, in the case of any such sale or issuance of any Equity Interest, and (ii) one hundred percent (100%) of the excess, in the case of any such incurrence or issuance of any Indebtedness, of (A) the sum of the cash and cash equivalents received in connection with such transaction over (B) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest ,fees, costs, expenses and indemnities are allowed or allowable claims in such proceeding; provided, that, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Omnibus Share Compensation Plan” means the Stein Mart 2001 Omnibus Plan, as amended, modified, supplemented, restated or replaced from time to time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” shall have the meaning provided in the introductory paragraph hereto.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) as of the date of such Acquisition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(b) such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c) the Parent shall have furnished Lender with fifteen (15) days’ prior written notice of such intended Acquisition and shall have furnished Lender with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as Lender may reasonably require, all of which shall be reasonably satisfactory to Lender;

(d) either (i) the legal structure of the Acquisition shall be acceptable to Lender in its Permitted Discretion, or (ii) the Loan Parties shall have provided Lender with a favorable solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to Lender;

(e) after giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, not less than a majority of the Equity Interests having any voting rights;

(f) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or stock acquisition, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement; and

(g) if the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as Lender shall determine, and Lender shall have received a security interest (which security interest shall be senior to all other Liens other than Liens of the ABL Lenders to secure the Indebtedness permitted by clause (f) of the definition of Permitted Indebtedness) in any Equity Interests in such Subsidiary held by any Loan Party, and in such Subsidiary’s Inventory, Accounts, and other property of the same nature as then constitutes Collateral under the Security Documents.

“Permitted Discretion” means as used in this Agreement and the other Loan Documents with reference to the Administrative Agent or Lender, as applicable, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Disposition” means any of the following:

(a) dispositions of inventory in the ordinary course of business;

(b) bulk sales of other dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that, except as the Administrative Agent (as defined in the ABL Credit Agreement) may otherwise agree in its sole discretion, such Store closures and related Inventory dispositions shall not exceed (Store closings permitted pursuant to this clause (b) are referred to as “Permitted Store Closings”): (i) during any one (1) year period, including the one (1) year period immediately preceding the Closing Date, the number of retail store locations closed or sold by Borrowers (excluding for the purposes hereof retail store locations that Borrowers are in the process of closing as of the Closing Date) minus the number of Stores opened by Borrowers during any such one (1) year period, shall not exceed the amount equal to ten (10%) percent of the number of store locations of Borrowers as of the day immediately preceding the commencement of any such one (1) year period, and (ii) in the aggregate during any three (3) year period from and after the Closing Date, fifteen (15%) percent of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings), provided, that, (A) all sales of Inventory in connection with five (5) or more Store closings which occur substantially simultaneously or pursuant to any Store closing plan adopted by Loan Parties (regardless of when the Store closings actually occur) shall be conducted with the assistance of professional liquidators reasonably acceptable to Lender, (B) Lender shall have received not less than ten (10) Business Days prior written notice of such sale or Store closing, which notice shall set forth in reasonable detail satisfactory to Lender, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Lender may reasonably request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and (D) all Net Proceeds received in connection therewith shall be applied to the Obligations (as defined in the ABL Credit Agreement) if then required in accordance with the ABL Credit Agreement;

(c) licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by Lender, Lender shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to Lender

(e) Dispositions of Equipment (i) in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value, and (ii) in connection with Permitted Store Closings (which Permitted Dispositions described in this clause (e) shall be in addition to, and not in limitation of, the Dispositions by any Borrower and its Subsidiaries of other assets and properties permitted in clause (j) of this definition); provided, that, subject to the Intercreditor Agreement, the Net Proceeds of the Dispositions pursuant to this clause (e) shall first be applied to repay the Obligations;

(f) sales, transfers and dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) sales, transfers and dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h) the issuance and sale by any Borrower of Equity Interests of such Borrower after the date hereof; provided, that, (i) other than such Equity Interests at any time issued to any of Borrowers’ employees, directors, agents and consultants as additional compensation pursuant to the Omnibus Share Compensation Plan, Lender shall have received not less than ten (10) Business Days’ prior notice of such issuance and sale by such Borrower, which notice shall specify the parties to whom such Equity Interests are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such Equity Interests and the Net Proceeds which it is anticipated will be received by such Borrower from such sale, (ii) such Borrower shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 7.06 hereof, (iii) the terms of such Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or the right of any Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise in any way relate to or affect the arrangements of Borrowers with Lender or are more restrictive or burdensome to any Borrower than the terms of any Equity Interests in effect on the date hereof, and (iv) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(i) the issuance of Equity Interests of any Borrower consisting of common stock pursuant to an employee stock option or grant, employee stock purchase plan or similar equity plan or 401(k) plans of such Borrower for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower be required to issue, or shall such Borrower issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default

(j) Dispositions by any Borrower and its Subsidiaries of other assets and properties not otherwise described in clauses (a) through (i) above, provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) in any Fiscal Year shall not exceed $3,000,000, (iii) the purchase price for such asset shall be paid to such Borrower or Subsidiary solely in cash, and (iv) all Net Proceeds received in connection therewith shall be applied to the Obligations (as defined in the ABL Credit Agreement) if then required in accordance with the ABL Credit Agreement; and

(k) the sale of Factored Receivables by a Loan Party to Wells Fargo or any of its Affiliates, provided that all Net Proceeds received in connection therewith shall be applied to Obligations (as defined in the ABL Credit Agreement) if then required in accordance with the ABL Credit Agreement.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(h) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i) Liens in favor of Lender;

(j) landlords’ and lessors’ Liens in respect of rent not in default;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding transactions constituting “true” leases and subject to Article 2-A of the UCC which are “true” leases for newly acquired Equipment and not a sale leaseback or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n) voluntary Liens on property (other than Equipment) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that, such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o) Liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower in the ordinary course of business (but not Liens on or rights of setoff against any other property or assets of Borrowers), pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrowers to the Credit Card Issuers as a result of fees and chargebacks;

(p) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations that are being contested in good faith by appropriate proceedings, provided, that, (i) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (ii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(q) Liens of the ABL Lenders to secure the Indebtedness permitted by clause (f) of the definition of Permitted Indebtedness; provided, that, such Liens on any assets other than the ABL Loan Priority Collateral shall be subject and subordinate to the Liens of Lender on such assets pursuant to the Intercreditor Agreement; and

(r) Liens in assets and properties of Borrowers that do not constitute Collateral to secure Permitted Indebtedness permitted under clause (j) of the definition of Permitted Indebtedness; provided, that, if any such Permitted Indebtedness is secured by any of a Loan Party’s Intellectual Property (an “IP Lien”), then the Person to whom such IP Lien is granted shall have entered into an agreement with Lender, in form and substance reasonably satisfactory to Lender, pursuant to which (among other things) such Person shall acknowledge and confirm that neither the granting of the IP Lien nor any enforcement thereof by such Person shall in any manner limit, impair or otherwise affect Lender’s exercise of its non-exclusive license rights granted to Lender with respect to such Loan Party’s Intellectual Property pursuant to Section 17(b) of the Security Agreement.

“Permitted Indebtedness” means each of the following as long as no Default or Event of Default exists or would arise from the incurrence thereof:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, and (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that, (i) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $10,000,000 at any time outstanding and further provided that, if requested by Lender, the Loan Parties shall cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to Lender;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;” provided that the aggregate Swap Termination Value thereof shall not exceed $2,500,000 at any time outstanding;

(e) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(f) the Indebtedness of the Loan Parties to the ABL Lenders under the ABL Loan Documents; provided, that, the aggregate principal amount of such Indebtedness at any one time outstanding shall not exceed $250,000,000;

(g) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided, that, (i) payment in cash of principal in respect of such Indebtedness (other than in respect of working capital adjustments) shall only be permitted if at the time of any such payment and after giving effect thereto, no Default or Event of Default then exists or would arise as a result thereof, and (ii) such Indebtedness shall have a maturity which extends beyond the latest maturity date of any then outstanding Loan under this Agreement and shall be subordinated to the Obligations on terms reasonably acceptable to Lender;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i) the Obligations; and

(j) unsecured Indebtedness not specifically described in clauses (a) through (i) above in an aggregate principal amount not to exceed $15,000,000 at any time outstanding.

“Permitted Investments” means each of the following as long as no Default or Event of Default exists or would arise from the making of such Investment:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than three hundred sixty (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is an ABL Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f) Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (i) additional Investments by any Loan Party and its Subsidiaries in other Loan Parties, and (ii) additional Investments by Subsidiaries of any Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, provided, that, as to all of such Investments, (A) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Lender a report in form and substance satisfactory to Lender of the outstanding amount of such Investments as of the last day of the immediately preceding month and, in the case of any Investments consisting of loans, indicating the amount of any loans made and payments received during the immediately preceding month, (B) as of the date of any such loan and after giving effect thereto, the Borrower making such Investments shall be Solvent, and (C) as of the date of any such Investments and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) guarantees constituting Permitted Indebtedness;

(j) Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative purposes) to protect against fluctuations in interest rates in respect of the Obligations;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $500,000 to any individual at any time or in an aggregate amount not to exceed $500,000 at any time outstanding, for (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(m) Investments constituting Permitted Acquisitions and Permitted Indebtedness;

(n) Investments with respect to the Split-Dollar Life Insurance Plan and the Deferred Compensation Plan consisting of (i) the Loan Parties’ purchase of life insurance policies from time to time for the purpose of offsetting liabilities which the Loan Parties anticipate will arise with respect to each such Plan, and (ii) the Loan Parties’ payment of premiums which become due and payable with respect to such life insurance policies, so long as at the time of any such Investment and after giving effect thereto, no Default or Event of Default shall have then occurred and be continuing; and

(o) other Investments not described in clauses (a) through (n) above not exceeding $1,000,000 in the aggregate in any Fiscal Year, so long as at the time thereof and after giving effect thereto, no Default or Event of Default shall have then occurred and be continuing;

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event (as defined in the ABL Credit Agreement) or an Event of Default, no such Investments specified in clauses (a) through (e) shall be permitted unless (i) either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending the next payment due date under a Promissory Note or under the ABL Loans, the proceeds of which Investment will be applied to the Obligations on the next payment date under a Promissory Note or to the Obligations (as defined in the ABL Credit Agreement) when due, as applicable, and (ii) subject to the Intercreditor Agreement, such Investments are pledged to Lender as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by Lender.

“Permitted Store Closings” shall have the meaning provided in clause (b) of the definition of Permitted Dispositions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” shall have the meaning provided in Section 6.02.

“Promissory Note” means a promissory note which incorporates the terms of this Agreement made by the Borrowers in favor of Lender evidencing Loans made by Lender.

“Public Lender” shall have the meaning provided in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Registered Public Accounting Firm” shall have the meaning provided by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” shall have the meaning provided in Section 9.12(b).

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties, the Administrative Agent and Lender.

“Security Documents” means, collectively, the following: the Security Agreement, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, and each other security agreement or other instrument or document now or hereafter executed and delivered to the Administrative Agent and/or the Lender pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Split-Dollar Life Insurance Plan” means each Split Dollar Agreement between an employee of any Borrower and such Borrower, providing certain benefits to designated beneficiaries upon the death of such employee, as each such Split Dollar Agreement is entered into from time to time, as amended, modified, supplemented, restated or replaced from time to time.

“Spot Rate” shall have the meaning provided in Section 1.07.

“Stein Mart” shall have the meaning provided in the introductory paragraph hereto.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by Lender.

“Subordination Provisions” shall have the meaning provided in Section 8.01(r).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall have the meaning provided in the definition of “Excluded Swap Obligations.”

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by and actually due to any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading With the Enemy Act” shall have the meaning provided in Section 10.18.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” shall have the meaning provided in Section 10.22(d).

“UFTA” shall have the meaning provided in Section 10.22(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds of all of the Obligations other than unasserted contingent indemnification Obligations.

1.03. Accounting Terms

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or Lender shall so request, Lender and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down, as the case may be, to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

LOANS

2.01. Loans. Subject to the terms and conditions set forth herein, Lender agrees to make Loans to the Borrowers in an aggregate principal amount of up to $25,000,000 (the “Initial Loan”), and may, but shall not be required to, agree to make additional loans to the Borrowers from time to time, which loans shall be evidenced by a Promissory Note. Each Promissory Note that is executed by a Borrower from time to time pursuant to this Agreement shall be deemed to be a separate loan transaction incorporating all of the terms and conditions of this Agreement. The terms of each Loan including but not limited to the interest rate, prepayments and repayments will be specified in the Promissory Note evidencing such Loan.

2.02. Mandatory Prepayments for Initial Loan.

(a) Upon the occurrence of a Casualty Prepayment Event, but subject the Intercreditor Agreement, the Borrowers shall prepay the Loans in an amount equal to the Net Proceeds received by a Loan Party on account of a Casualty Prepayment Event; provided, however, that no such prepayment shall be required unless a prepayment is required pursuant to Section 2.05(g) of the ABL Credit Agreement.

(b) Upon any voluntary prepayment or repayment in full of the Obligations (as defined in the ABL Credit Agreement) under the ABL Credit Agreement, the Borrowers shall immediately repay in full the Obligations hereunder.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this section) paid by Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent by Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Parent shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Treatment of Certain Refunds. If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that, the Borrowers, upon the request of Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to in the event Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require, Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02. Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its applicable Lending Office to maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to the Parent, any obligation of Lender to fund new LIBOR Loans shall be suspended until Lender notifies the Parent that the circumstances giving rise to such determination no longer exist. Following receipt of such notice which specifies that Lender may not lawfully continue to maintain any outstanding LIBOR Loans, the Borrowers shall, within twenty (20) days following demand from Lender, prepay any such LIBOR Loans to the extent that at such time Base Rate Loans (as defined in the ABL Credit Agreement) are available to the Borrowers under the ABL Credit Agreement. Upon any such prepayment, the Borrowers shall also pay accrued interest on the amount so prepaid. If Base Rate Loans (as defined in the ABL Credit Agreement) are not available to the Borrowers at such time or if the Borrowers so request, Lender will provide the Borrowers with a quote for an alternative floating rate of interest plus a margin (the “Alternative Rate”) that would result in a rate approximately equivalent to the prior floating LIBOR Rate, and in such event, if the Borrowers so agree to the application of such Alternative Rate to the outstanding Loans, the Lender will continue to maintain any outstanding Loans at such Alternative Rate; provided, however, that if the Borrowers do not agree to the application of such Alternative Rate to the outstanding Loans, Borrowers shall prepay immediately any such LIBOR Loans along with accrued interest on the amount so prepaid.

3.03. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender;

(ii) subject Lender to any tax of any kind whatsoever with respect to this Agreement, or the Loan made by it hereunder, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 above and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender); or

(iii) impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loans made by Lender hereunder;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any LIBOR Loan hereunder, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, the Borrowers will pay to Lender, such additional amount or amounts as will compensate Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or any Lending Office of Lender or Lender’s parent or holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s parent or holding company, if any, as a consequence of this Agreement, the Loans made by, Lender, to a level below that which Lender or Lender’s parent or holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of such Lender’s parent or holding company with respect to capital adequacy), then from time to time the Borrowers will pay to Lender, as the case may be, such additional amount or amounts as will compensate Lender or Lender’s parent or holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender setting forth in reasonable detail the amount or amounts necessary to compensate Lender or its parent or holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.03 and delivered to the Parent shall be conclusive absent manifest error. The Borrowers shall pay Lender, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this section shall not constitute a waiver of Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate Lender pursuant to the foregoing provisions of this section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.04. Compensation for Losses. Upon demand of Lender from time to time, the Borrowers shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any payment or prepayment of any LIBOR Loan on a day other than the due date of the relevant monthly installment for the Loan set forth on the applicable Promissory Note (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrowers to prepay or borrow any LIBOR Loan on the date or in the amount notified by the Parent;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to Lender under this section, Lender shall be deemed to have funded the Loan made by it at LIBOR by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.05. Mitigation Obligations. If Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.06. Survival. All of the Borrowers’ obligations under this Article III shall survive repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

4.01. Conditions to Initial Loan. The obligation of Lender to make the initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) Lender’s receipt of the following, each of which shall be originals, facsimile or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail), followed promptly by originals unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or Lender, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Lender:

(i) executed counterparts of this Agreement sufficient in number for distribution to Lender and the Borrowers;

(ii) a Promissory Note executed by the Borrowers in favor of Lender;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) favorable written opinion of Bradley Arant Boult and Cummings LLP, counsel to the Loan Parties dated the Closing Date and addressed to Lender, in form and substance reasonably satisfactory to Lender, as to such matters concerning the Loan Parties and the Loan Documents as Lender may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Parent certifying (A) that the conditions specified in Section 4.02 have been satisfied, (B) that there has been no event or circumstance since November 29, 2014 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii) a duly completed Compliance Certificate as of the last day of the Fiscal Quarter of the Parent and its Subsidiaries most recently ended prior to the Closing Date, signed by a Responsible Officer of the Parent;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents in favor of Lender, including a copy of the certificate of insurance in the form of ACORD Certificate 23 or its equivalent, have been obtained and are in effect;

(ix) the Security Documents, each duly executed by the applicable Loan Parties;

(x) the Intercreditor Agreement, duly executed by the ABL Lenders and the Loan Parties;

(xi) the Representations and Warranties of Officers, duly executed by the Loan Parties;

(xii) all other Loan Documents, each duly executed by the applicable Loan Parties;

(xiii) results of searches or other evidence reasonably satisfactory to Lender (in each case dated as of a date reasonably satisfactory to Lender) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances;

(xiv) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by Lender to be filed, registered or recorded to create or perfect the first priority Liens (subject as to priority only to Permitted Encumbrances which are non-consensual Permitted Encumbrances, permitted purchase money Liens, the interests of lessors under Capital Leases or Liens on ABL Loan Priority Collateral securing obligations under the ABL Loan Documents to the extent set forth in the Intercreditor Agreement) intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of Lender;and

(xv) such other assurances, certificates, documents, or consents as Lender reasonably may require including, but not limited to the following:

(A) a verification of information;

(B) an instruction in respect of pay proceeds;

(C) form in respect of insurance coverage; and

(D) Florida document stamp tax acknowledgment.

(b) Lender shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since November 29, 2014;

(c) Lender shall have received (i) updated projected monthly Consolidated balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors for the period through the end of the 2015 Fiscal Year, (ii) updated projected annual Consolidated balance sheets, income statements, statements of cash flows and availability of Borrowers and Guarantors through the end of the 2019 Fiscal Year, in each case as to the projections described in clauses (i) and (ii) with the assumptions set forth in all of such projections in form and substance reasonably satisfactory to Lender, and an opening pro forma balance sheet for Borrowers and Guarantors, (iii) third party appraisals of the inventory, in form and containing assumptions and appraisal methods satisfactory to Lender and the Parent by an appraiser acceptable to Lender on which Lender is permitted to rely, with results reasonably satisfactory to Lender (it being understood that the Borrowers shall not be obligated to reimburse Lender for the cost of any such inventory appraisal conducted prior to the Closing Date in connection with this facility), and (iv) field examinations of the business and collateral of Borrowers and Guarantors in accordance with Lender’s customary procedures and practices, with results reasonably satisfactory to Lender (it being understood that the Borrowers shall not be obligated to reimburse Lender for the cost of any such field examinations conducted prior to the Closing Date in connection with this facility), and (v) updates of customary legal due diligence, with results reasonably satisfactory to Lender;

(d) there shall be no material pending or to any Borrower’s actual knowledge, threatened, litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to any Loan Party, the credit facility evidenced by this Agreement or the ABL Credit Agreement;

(e) there shall not have occurred any (i) default of any Material Contract or of any agreements evidencing any debt of any Loan Party, (ii) default under any of the ABL Loan Documents or (iii) any Default or Event of Default under any of the Loan Documents;

(f) there shall be no material misstatements in or omissions from the materials previously furnished to Lender by Borrowers and Guarantors and Lender has not become aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial information).

(g) the consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(h) Lender shall have received reasonably satisfactory confirmation that the Documentation Fee (as set forth in Schedule 1 to Exhibit B of the Commitment Letter) required to be paid pursuant to the Commitment Letter will be paid by the Borrowers concurrently with the initial Loan.

(i) Lender shall have received reasonably satisfactory confirmation that all fees, charges and disbursements of counsel to Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and Lender) will be paid by the Borrowers concurrently with the initial Loan.

(j) Lender shall have received all documentation and other information requested by Lender as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

(k) no material changes in governmental regulations or policies affecting any Loan Party or Lender shall have occurred prior to the Closing Date.

(l) the ABL Credit Agreement shall have been consummated (or consummated substantially concurrently with the consummation of the facility evidenced by this Agreement) on terms and conditions and pursuant to documentation reasonably satisfactory to Lender.

(m) the Closing Date shall have occurred on or before February 28, 2015 or such other date as to which the Parent and Lender may agree. Lender shall notify the Parent of the Closing Date, and such notice shall be conclusive and binding on the Loan Parties.

4.02. Conditions to all Loans. The obligation of Lender to honor any request for a Loan is subject to the following conditions precedent:

(a) the representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Loan, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b) no Default or Event of Default shall exist, or would result from such proposed Loan or from the application of the proceeds thereof;

(c) no event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred; and

(d) Lender shall have received a Promissory Note executed by the Borrowers in favor of Lender.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make Loans hereunder, each Borrower represents and warrants to Lender that:

5.01. Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Administrative Agent and the Lender under the Security Documents); or (d) violate any Law.

5.03. Governmental Authorization; Other Consents. No approval, consent (including, the consent of Equity Interests holders or creditors of any Loan Party), exemption, authorization, license or other action by, or notice to, or filing with, any Governmental Authority or regulatory body or any other Person is necessary or required for the grant of the Liens by such Loan Party in the Collateral pursuant to the Security Documents or for the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof, subject as to priority only to Permitted Encumbrances which are non-consensual Permitted Encumbrances, permitted purchase money Liens, the interests of lessors under Capital Leases or Liens on ABL Loan Priority Collateral securing obligations under the ABL Loan Documents to the extent set forth in the Intercreditor Agreement) and (b) such consents which have been obtained or made prior to the date hereof and are in full force and effect.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated November 1, 2014, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all Material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Material Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the knowledge of the Parent, except as has been disclosed to Lender in writing before the Closing Date, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to Lender, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries on a Consolidated basis.

(e) The Consolidated forecasted balance sheet and statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ good faith estimate of its future financial performance.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07. No Default. No Loan Party or any Subsidiary is in default in any material respect under or with respect to any Material Contract or any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to, valid leasehold interests in or other valid right to use, all real property material to the ordinary conduct of its business. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, valid license or other contractual right to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default in any material respect of the terms thereof.

(c) Schedules 7.01 and 7.01-A set forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Closing Date the lienholder thereof, and the property or assets of such Loan Party or such Subsidiary subject thereto. Subject to satisfaction of the requirements of Section 6.20(c), the property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity thereof.

5.09. Environmental Compliance.

(a) Except as specifically disclosed in Schedule 5.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Loan Parties, except as otherwise set forth in Schedule 5.09, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c) Except as otherwise set forth on Schedule 5.09, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law which investigation, assessment or other action has disclosed any material concern as existing or potential violations of Environmental Laws; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of, are stored or used in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10. Insurance. The properties and Equipment of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates and, in the case of the Equipment Collateral, as reasonably required by Lender. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11. Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b) There are no pending or, to the knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13. Subsidiaries; Equity Interests. The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security

Documents. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act;

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. Each Loan Party has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time.

5.16. Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Parent, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person except as could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18. Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply in all material respects with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law in excess of $50,000. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, an adverse determination of which could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19. Security Documents. The Security Agreement creates in favor of Lender and/or the Administrative Agent for the benefit of Lender, a legal, valid, continuing and enforceable Lien in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule 11 of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the UCC), Lender and/or the Administrative Agent for the benefit of Lender will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person.

5.20. Solvency. After giving effect to the transactions contemplated by this Agreement and the ABL Credit Agreement, and before and after giving effect to each Loan, each of the Loan Parties is Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21. Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22. Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23. Material Contracts. Schedule 5.23 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered, or will upon request of Lender deliver, true, correct and complete copies of such Material Contracts to Lender on or before the date hereof. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.24. Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.25. Equipment Collateral. The Equipment Collateral will be used primarily for business purposes and not for personal, family or household purposes.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary and, solely in respect of the covenant set forth in Section 6.22, each of its ERISA Affiliates to:

6.01. Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Parent (commencing with the Fiscal Year ended January 31, 2015), a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) [Reserved];

(c) as soon as available, but in any event within (x) thirty (30) days after the end of each of the Fiscal Months of each fiscal year of the Parent (other than a Fiscal Month that coincides with a Fiscal Quarter end) and (y) forty-five (45) days after the end of each of the Fiscal Months of each fiscal year of the Parent that coincides with a Fiscal Quarter end (commencing with the Fiscal Month ended May 2, 2015), an unaudited Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Parent’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Parent and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, certified by a Responsible Officer of the Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Parent and its Subsidiaries;

(d) (i) as soon as available, but in any event no later than ten (10) days after the end of each Fiscal Year of the Parent, a draft of forecasts prepared by management of the Parent which have not been approved by the board of directors of Parent (with such forecasts in final form as approved by the board of directors of Parent being delivered no later than ninety (90) days after the end of each Fiscal Year of the Parent), in form satisfactory to Lender, consisting of (A) Consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), provided, that, so long as there are any Loans outstanding, such Consolidated balance sheets shall be delivered to Lender on a quarterly basis, and if there are no Loans outstanding, then such Consolidated balance sheets shall be delivered to Lender solely on an annual basis, as provided above in this clause (i), and (B) an Excess Availability model on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), in form satisfactory to Lender, and (ii) as soon as available, any significant revisions to such forecasts delivered pursuant to this Section 6.01(d).

6.02. Certificates; Other Information. Deliver to Lender, in form and detail satisfactory to Lender:

(a) [Reserved];

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (c) (commencing with the delivery of the financial statements for the Fiscal Month ended January 31, 2015), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Parent shall also provide a statement of reconciliation conforming such financial statements to GAAP;

(c) [Reserved];

(d) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to Lender pursuant hereto;

(f) the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(g) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to Lender pursuant to Section 6.01 or any other clause of this Section 6.02;

(h) as soon as available, but in any event within 30 days after the end of each fiscal year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as Lender, may reasonably specify;

(i) promptly after Lender’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(j) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(k) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which Lender has access; provided that: (i) the Parent shall deliver paper copies of such documents to Lender upon request to the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by Lender and (ii) the Parent shall notify Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to Lender.

Documents and information required to be delivered pursuant to Sections 6.01, 6.02, 6.03 , 6.10(a), 6.10(b) and 6.14 shall be deemed to have been delivered to Lender to the extent that any Borrower has delivered such documents to the Administrative Agent (as defined in the ABL Credit Agreement) in connection with a corresponding requirement under the ABL Credit Agreement. Each Borrower hereby consents to the disclosure to Lender of all documents and information delivered to the Administrative Agent (as defined in the ABL Credit Agreement) pursuant to a requirement under the ABL Credit Agreement.

6.03. Notices. Promptly notify Lender :

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority (any of the foregoing described in this clause (ii) being referred to herein as “Governmental Litigation”); or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws; provided, that, solely in the case of any Governmental Litigation with respect to which the potential liability of Loan Parties in connection therewith does not exceed $100,000 and all litigation or proceedings which are not Governmental Litigation, the delivery by Loan Parties to Lender, no less frequently than once each Fiscal Quarter, of Loan Parties’ litigation status report prepared by Loan Parties’ general counsel shall satisfy Loan Parties’ obligations under this clause (b)

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) of any change in any Loan Party’s senior executive officers;

(f) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g) [Reserved];

(h) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $500,000;

(i) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(j) of (i) the entry by a Loan Party into a Material Contract, (ii) the incurrence by a Loan Party of Material Indebtedness, (iii) the voluntary or involuntary grant of any Lien upon any property of a Loan Party; (iv) the making of any Investments by a Loan Party in excess of $1,000,000; or (v) the occurrence of any Mandatory Prepayment Event; and

(k) of any failure by any Loan Party to pay rent at (i) five (5%) or more of such Loan Party’s locations or (ii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto.

6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, freight forwarders, and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (c) no Lien has been filed with respect thereto and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (except, in the case of failure to maintain good standing, to the extent promptly cured or as otherwise could not reasonably be expected to have a Material Adverse Effect); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies reasonably acceptable to Lender which are not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards), (A) with respect to the requirements of Sections 6.07(a) – (c), as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to Lender and (B) with respect to the requirements of Section 6.07(f), as are reasonably required by Lender.

(a) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a mortgage clause and lenders’ loss payable clause (with respect to real property and personal property), in form and substance reasonably satisfactory to Lender, which endorsements or amendments shall provide that the insurer shall make all payments of proceeds payable under the policies to both the Loan Parties and Lender, provided, that, the Loan Parties shall promptly remit to Lender any such proceeds that may be delivered directly to the Loan Parties, for application to the Obligations in accordance with and subject to the terms of this Agreement, (ii) a provision to the effect that none of the Loan Parties, Lender or any other Person shall be a co-insurer and (iii) such other provisions as Lender may reasonably require from time to time to protect the interests of Lender.

(b) Cause commercial general liability policies to include Lender as an additional insured.

(c) Cause business interruption policies to name Lender as a loss payee and to be endorsed or amended to include (i) a provision to the effect that none of the Loan Parties, Lender, or any other party shall be a co insurer and (ii) such other provisions as Lender may reasonably require from time to time to protect its interests. Notwithstanding the foregoing, so long as no Cash Dominion Event (as defined in the ABL Credit Agreement) shall have occurred and be continuing, at any time that proceeds become payable under any business interruption policies of Loan Parties, Lender shall (x) permit the Loan Parties to use all such business interruption insurance proceeds for any purpose permitted under this Agreement and (y) remit to the Loan Parties any amounts received by Lender as a loss payee under such business interruption insurance maintained by the Loan Parties. If a Cash Dominion Event (as defined in the ABL Credit Agreement) shall have occurred and be continuing, but subject to the Intercreditor Agreement in each case, the Loan Parties shall remit to Lender an amount equal to such proceeds (if Lender has not received same) and Lender is hereby authorized to collect all business interruption insurance directly and to apply such proceeds to the payment of the then outstanding Obligations.

(d) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, materially limited or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to Lender (giving Lender the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to Lender.

(e) Deliver to Lender, prior to the cancellation, material modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Lender, including an insurance binder) together with evidence satisfactory to Lender of payment of the premium therefor.

(f) Obtain and maintain on or with respect to the Equipment Collateral at its own expense all-risk physical damage insurance, insuring against loss or damage to the Equipment Collateral in an amount not less than the full replacement cost of the Equipment Collateral and furnish Lender with a certificate of insurance evidencing the issuance of a policy to Borrower in at least the minimum amount required herein naming Lender as lender loss payee for the property damage coverage. Such policy shall be in such form and with such insurers as may be satisfactory to Lender, and, in addition to the requirements of Section 6.07(d), shall contain (i) a clause specifying that the interest of the specified Lender in such policy shall not be impaired, invalidated or affected by any act or neglect of the Borrowers who are the named insured under the policy or of the owner of the property described in such policy, nor by the foreclosure or other proceedings or notice of sale or enforcement of any lien or security interest or pledge or bailment of such property, nor by the occupation of the premises wherein such property is located for purposes more hazardous than are permitted by such policy, nor for any errors, omissions or improper or incorrect reporting by the Borrowers who are the named insured under the policy and (ii) a clause specifying that the policy shall not be assigned, canceled, reduced, amended or altered in any manner by either the Borrowers who are the named insured under the policy, the insurance company or any other party, unless at least thirty (30) days prior written notice of such contemplated action is given by insurer to Lender by certified mail; provided, that the amount of insurance under such policy may be increased without giving notice to Lender.

(g) Deliver to Lender annually and at any time that there is a change in insurance carrier, evidence satisfactory to Lender of the required insurance coverage for Equipment Collateral.

(h) Each Borrower hereby assigns to Lender the proceeds of all insurance covering Equipment Collateral and directs any insurer to make payments in respect of such insurance policies directly to Lender. Lender shall be under no duty to ascertain the existence of or to examine any such policy or to advise Borrower in the event any such policy shall not comply with the requirements hereof.

(i) Bear all risk of physical loss or damage, including, theft, destruction, condemnation or seizure with respect to the Equipment Collateral, and no physical loss or damage, including theft, destruction of, condemnation or seizure with respect to the Equipment Collateral or any part thereof shall affect any obligation of any Borrower under the Agreement, which shall continue in full force and effect.

(j) Advise Lender in writing within ten (10) days of the occurrence of any physical loss or damage, including theft, destruction or governmental commandeering of any Equipment valued above $100,000 in the aggregate in any single location (an “Event of Loss”) and of the circumstances and extent of such Event of Loss and, subject to the provision of Section 6.07(j)(ii) below, at Borrowers’ option so long as no Event of Default has occurred and is continuing (otherwise at Lender’s option), either (i) replace such item of Equipment with collateral reasonably acceptable to Lender within 30 days after the Event of Loss and such replacement collateral shall automatically become Collateral subject to Lender’s security interest under the Security Agreement or (ii) subject to the Intercreditor Agreement, pay down the Obligations by an amount representing the unpaid portion of the Obligations funded in reliance of the affected item of Equipment as reasonably determined by Lender.

(i) Subject to the Intercreditor Agreement, any insurance or condemnation proceeds received in respect of such Event of Loss shall be paid to Lender and credited to Borrower’s obligation under this Section 6.07(j).

(ii) Whenever any Equipment Collateral is damaged and such damage (A) is in respect of Equipment Collateral valued above $100,000 in the aggregate in any single location and (B) can be repaired, Borrowers shall, at their expense, promptly effect such repairs as Lender shall reasonably deem necessary for compliance with Section 6.07(j). Proceeds of insurance shall be paid to Lender with respect to such reparable damage to the Equipment Collateral and shall, at the election of Lender, be applied either to the repair of the Equipment Collateral by payment by Lender directly to the party completing the repairs, or to the reimbursement of any Borrower for the cost of such repairs; provided, however, that Lender shall have no obligation to make such payment or any part thereof until receipt of such evidence as Lender shall deem satisfactory that such repairs have been completed and further provided that Lender may apply such proceeds to the payment of any installment or other sum due or to become due under the Agreement if at the time such proceeds are received by Lender there shall have occurred and be continuing any Event of Default or any event which with lapse of time or notice, or both, would become an Event of Default.

(k) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by Lender furnish Lender certificates evidencing renewal of each such policy.

(l) Permit any representatives that are designated by Lender to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.

Neither Lender, nor its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Lender for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against Lender or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Lender and its agents and employees. The designation of any form, type or amount of insurance coverage by Lender under this Section 6.07 shall in no event be deemed a representation, warranty or advice by Lender that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to Lender and instruct such Registered Public Accounting Firm to cooperate with, and be available to, as reasonably requested by Lender or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by Lender.

6.10. Inspection Rights.

(a) Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent; provided, that, when an Event of Default exists Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of Lender after reasonable prior notice, permit Lender or professionals (including investment bankers, consultants, accountants, and lawyers) retained by Lender to conduct field examinations and other evaluations, including, without limitation, of the Loan Parties’ business plan and cash flows. So long as there are no Loans outstanding hereunder at any time during any Fiscal Year, Loan Parties shall not be obligated to pay the fees and expenses of Lender and such professionals with respect to such examinations and evaluations during such Fiscal Year. If, however, there are any Loans outstanding hereunder at any time during any Fiscal Year, then the Loan Parties acknowledge that Lender may, in its discretion, undertake one (1) field examination during such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, Lender may cause additional field examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties. Borrowers shall be in compliance with the requirements of this provision to the extent that Borrowers or the Administrative Agent (as defined in the ABL Credit Agreement) deliver to Lender a copy of any field examinations or other evaluations conducted pursuant to the corresponding provision of the ABL Credit Agreement, and Borrowers shall not be required to pay for separate field examinations or other evaluations under this Agreement and the ABL Credit Agreement.

(c) Upon the request of Lender after reasonable prior notice, permit Lender or professionals (including appraisers) retained by Lender to conduct appraisals of the Collateral. So long as there are no Loans outstanding hereunder at any time during any Fiscal Year, Loan Parties shall not be obligated to pay the fees and expenses of Lender and such professionals with respect to such appraisals during such Fiscal Year. If, however, there are any Loans outstanding hereunder at any time during any Fiscal Year, then the Loan Parties acknowledge that Lender may, in its discretion, undertake one (1) appraisal during such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, Lender may cause additional appraisals to be undertaken (1) as it in its discretion deems necessary or appropriate, at its own expense or, (2) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties. Borrowers shall be in compliance with the requirements of this provision to the extent that Borrowers or the Administrative Agent (as defined in the ABL Credit Agreement) deliver to Lender a copy of any appraisals conducted pursuant to the corresponding provision of the ABL Credit Agreement, and Borrowers shall not be required to pay for separate appraisals under this Agreement and the ABL Credit Agreement.

6.11. Use of Proceeds. Use the proceeds of the Loans (a) to pay the February 2015 Dividend, (b) to pay costs, fees and expenses in connection with this Agreement and the other Loan Documents, (c) to finance the acquisition of working capital assets of the Borrowers, including the purchase of Inventory and Equipment, in each case in the ordinary course of business, (d) to finance Capital Expenditures of the Borrowers, and (e) for general corporate purposes of the Loan Parties, in each case to the extent expressly permitted under applicable Law and the Loan Documents.

6.12. Additional Loan Parties. Notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) days), cause any such Person (a) which is not a CFC, to (i) become a Loan Party by executing and delivering to Lender a Joinder Agreement or a counterpart of the Facility Guaranty or such other document as Lender shall deem appropriate for such purpose, (ii) grant a Lien to Lender on such Person’s assets of the type included in the Collateral to secure the Obligations, and (iii) deliver to Lender documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to sixty-five percent (65%) of the outstanding voting Equity Interests of such

Subsidiary and one hundred percent (100%) of the non-voting Equity Interests of such Subsidiary and such time period may be extended based on local law or practice), in each case in form, content and scope reasonably satisfactory to Lender. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower. Notwithstanding the foregoing provisions of this Section 6.12, the parties hereto acknowledge and agree that Stein Mart Air, Inc. shall not be required to become a Loan Party as long as Borrowers are in compliance with the requirements of Section 7.16.

6.13. Cash Management.

(a) Except as otherwise provided in this Agreement:

(i) following the termination of the ABL Credit Agreement, deliver to Lender copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit B which have been executed on behalf of such Loan Party and delivered to each depository institution listed on Schedule 5.21(a);

(ii) following the termination of the ABL Credit Agreement, deliver to Lender copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit C which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); provided, that, Parent may amend Schedule 5.21(b) to add additional Credit Card Issuers and Credit Card Processors, so long as such amendment occurs by written notice delivered to Lender promptly after the date on which the applicable Loan Party enters into a new Credit Card Agreement after the Closing Date, accompanied by a copy of the Credit Card Notification delivered to each new Credit Card Issuer and/or Credit Card Processor which is identified in such amendment; and

(iii) enter into a Blocked Account Agreement satisfactory in form and substance to Lender with each Blocked Account Bank (collectively, the “Blocked Accounts”).

(b) The Loan Parties shall ACH or wire transfer no less frequently than weekly (or, upon the occurrence and during the continuance of Cash Dominion Event (as defined in the ABL Credit Agreement), daily), and whether or not there are then any outstanding Obligations, to a Blocked Account all amounts on deposit in each such DDA and all payments due from Credit Card Processors and Credit Card Issuers; provided, however, that the Loan Parties may leave up to $5,000 on deposit in each DDA.

(c) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Cash Dominion Event (as defined in the ABL Credit Agreement), that such bank transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Administrative Agent (as defined in the ABL Credit Agreement) at Wells Fargo (the “Concentration Account”), all cash receipts and collections, including, without limitation, the following:

(i) all available cash receipts from the sale of Inventory and other assets (whether or not constituting Collateral);

(ii) all proceeds of collections of Accounts;

(iii) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event;

(iv) the then contents of each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(v) the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank); and

(vi) the proceeds of all credit card charges.

(d) The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent (as defined in the ABL Credit Agreement), subject to terms of the Intercreditor Agreement. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement and/or the ABL Credit Agreement, in each cash subject to the terms of the Intercreditor Agreement.

(e) Upon the request of Lender, the Loan Parties shall cause bank statements and/or other reports to be delivered to Lender not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(f) Without limiting the generality of Sections 6.13(a) through 6.13(e) above, upon the occurrence and during the continuance of an Event of Default (and not prior thereto) but subject to the Intercreditor Agreement, Administrative Agent or the Lender shall have the right to direct (i) each depository institution listed on Schedule 5.21(a), (ii) each bank that is party to a Blocked Account Agreement (subject to the terms of such Blocked Account Agreement), and (iii) each Credit Card Processor and Credit Card Issuer which then acts as a credit card clearinghouse and/or processor for any Loan Party to, in each case, remit to the Concentration Account (or such other account as Administrative Agent or the Lender may direct), all monies on deposit in the applicable bank accounts, no less frequently than daily, and all payments payable to a Loan Party by such Credit Card Processor or Credit Card Issuer, as and when payable to such Loan Party.

6.14. Information Regarding the Collateral.

(a) Furnish to Lender at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral in excess of $500,000 in the aggregate owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent and Lender to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral (subject as to priority only to Permitted Encumbrances which are non-consensual Permitted Encumbrances, permitted purchase money Liens, the interests of lessors under Capital Leases or Liens on ABL Loan Priority Collateral securing obligations under the ABL Loan Documents to the extent set forth in the Intercreditor Agreement) for its own benefit.

(b) Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Parent shall advise Lender in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by Lender, the Parent shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Lender’s consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Lender’s waiver of any Default resulting from the matters disclosed therein.

6.15. Physical Inventories.

(a) Cause not less than one (1) physical inventory to be undertaken, at the expense of the Loan Parties, annually, in each case consistent with past practices, conducted by such inventory takers as are satisfactory to Lender and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to Lender. Lender, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Parent, within forty-five (45) days following the completion of such inventory, shall provide Lender with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable. Borrowers shall be in compliance with the requirements of this provision to the extent that the Borrowers or the Administrative Agent (as defined in the ABL Credit Agreement) deliver to Lender a copy of any annual physical inventory conducted pursuant to the corresponding provisions of the ABL Credit Agreement and to the extent that Parent delivers to the Administrative Agent (as defined in the ABL Credit Agreement) the required reconciliation of the results of such inventory.

(b) Permit Lender, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as Lender determines (each, at the expense of the Loan Parties).

6.16. Environmental Laws.

(a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all material environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply in all material respects with applicable Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17. Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to Lender, from time to time upon request, evidence satisfactory to Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) [Reserved]

(c) [Reserved]

(d) Upon the request of Lender, use commercially reasonable efforts to cause each of its Freight Forwarders to deliver an agreement (including, without limitation, a Collateral Access Agreement) to Lender covering such matters and in such form as Lender may reasonably require.

(e) Upon the request of Lender, cause any of its landlords to deliver a Collateral Access Agreement to Lender in such form as Lender may reasonably require.

(f) Upon the request of Lender, deliver to Lender copies of each DDA Notification which have been executed on behalf of such Loan Party and delivered to each depository institution at which a DDA is maintained.

6.18. Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, make all payments and otherwise perform all obligations in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Lender of any default by any party with respect to such Leases and cooperate with Lender in all respects to cure any such default, and cause each of its Subsidiaries to do so, except in any case where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.19. Equipment Collateral.

(a) Use the Equipment Collateral primarily for business purposes as opposed to personal, family or household purposes.

(b) Pay all shipping and delivery charges and other expenses incurred in connection with the Equipment Collateral and pay all lawful claims, whether for labor, materials, supplies, rent, assessments, taxes or services, which might or could if unpaid become a lien on the Equipment Collateral.

(c) Comply, in all material respects, with all laws and regulations and rules, all manufacturer’s instructions and warranty requirements, and the conditions and requirements of all policies of insurance relating to the Equipment Collateral and its use, and use reasonable care to prevent any portion of the Equipment Collateral from being damaged or depreciating at an excessive rate (normal wear and tear excepted).

(d) Mark and identify the Equipment Collateral with all information and in such manner as Lender may reasonably request from time to time and replace promptly any such markings or identification which are removed, defaced or destroyed.

6.20. Post-Closing Date Obligations.

(a) Within 60 days of the date hereof, use commercially reasonable efforts to enter into (i) the Blocked Account Agreements required pursuant to Section 6.13 hereof and requested by Lender prior to the date hereof and (ii) Collateral Access Agreements required pursuant to Section 6.17(e) hereof and requested by Lender prior to the date hereof.

(b) No later than March 2, 2015, provide to Lender evidence of all endorsements in favor of Lender required under the Loan Documents.

(c) No later than 10 Business Days after the day the Initial Loan is disbursed, file, or cause to be filed, termination statements with respect to all financing statements listed on Schedule 7.01-A ,

6.21. [Reserved].

6.22. ERISA.

(a)(i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and applicable State law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any Pension Plan so as to incur any material liability to the PBGC; (iv) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (v) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (vii) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (viii) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the PBGC of any Plan that is a single employer plan, which termination could result in any material liability to the PBGC.

(b) Promptly upon each determination of the amount of the contributions or other payments required to be made for any calendar year by any Loan Party in respect of any underfunded Pension Plan in order to eliminate or reduce the funding deficiency and prior to any Borrower or Guarantor making any contribution of other payment in respect of such calendar year, the Parent shall notify Lender of such determination and provide such information with respect thereto as Lender may reasonably request. Lender may, at its option, establish a Reserve equal to the aggregate amount of the payments required to be made in such year in order to reduce or eliminate any funding deficiency. On any date that the amount required to be so contributed or paid is less than the amount of such Reserve, the amount of the Reserve shall be reduced to the amount required to be so contributed or paid, provided, that, no Default or Event of Default shall exist or have occurred and be continuing and on any date that the amount required to be so contributed or paid is greater than the amount of such Reserve, the amount of such Reserve may be increased to such amount.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01.Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Encumbrances.

7.02. Investments. Make any Investments, except Permitted Investments.

7.03. Indebtedness; Disqualified Stock.

(a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; or

(b) issue Disqualified Stock.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into a Borrower, provided, that, in any merger involving a Borrower, such Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person; and

(d) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party.

(e) (i) a Subsidiary of any Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of the Administrative Agent or Lender) may liquidate, wind up, or dissolve itself, so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving, (ii) a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries may liquidate, wind up, or dissolve itself, so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) a Borrower (other than Parent) may liquidate, wind up, or dissolve itself, so long as (A) all of the assets of such liquidating or dissolving Borrower are transferred to another Borrower that is not liquidating or dissolving and (B) Administrative Agent shall have received not less than fifteen (15) Business Days prior written notice of such liquidation, dissolution or winding-up.

7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) the Company may make the February 2015 Dividend from legally available funds so long as such dividend is not in violation of applicable law;

(b) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(c) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(d) if the Pro Forma Availability Condition is satisfied:

(i) the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it; and

(ii) the Parent may declare or pay cash dividends to its stockholders.

7.07. Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), so long as on the date of any such payment and after giving effect thereto, no Default or no Event of Default then exists, (b) repayments and prepayments of Subordinated Indebtedness in accordance with the subordination terms thereof, so long as on the date of any such payment and after giving effect thereto, no Default or no Event of Default then exists, (c) voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness) as long as no Default or no Event of Default then exists, and (d) refinancings and refundings of such Indebtedness in compliance with this Agreement.

7.08. Change in Nature of Business. In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.09. Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to a transaction between or among the Loan Parties.

7.10. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than the ABL Loan Documents, this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of Lender; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (j) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

7.12. Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to Lender, or (b) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to Lender or otherwise would be reasonably likely to have a Material Adverse Effect.

7.13. Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except in compliance with GAAP.

7.14. Deposit Accounts; Credit Card Processors. Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered Lender appropriate DDA Notifications or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to Lender. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Processors other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15. [Reserved].

7.16. Immaterial Subsidiary. Permit Stein Mart Air, Inc. and its successors and assigns to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity other than in its capacity as owner of a fractional interest in an aircraft pursuant to a program agreement with NetJets or similar aircraft provider.

7.17. Equipment Collateral.

(a) permit the name of any person, association or corporation other than Borrowers or Lender to be placed on the Equipment Collateral as a designation that might be interpreted as a claim of ownership or security interest;

(b) part with possession or control of or suffer or allow to pass out of its possession or control any item of Equipment Collateral or change the location of the Equipment Collateral or any part thereof from the addresses shown on Schedule 12 of the Security Agreement;

(c) EXCEPT FOR PERMITTED DISPOSITIONS, ASSIGN OR IN ANY WAY DISPOSE OF ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER THE AGREEMENT OR ENTER INTO ANY LEASE OR SALE OF ALL OR ANY PART OF THE EQUIPMENT COLLATERAL (and any attempt by Borrower to assign in violation of this Agreement shall be null and void);

7.18. OFAC. Allow a Blocked Person to have an ownership interest in or Control of any Loan Party.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay within one (1) Business Day after when and as required to be paid herein, (i) any amount of principal of any Loan, or (ii) any interest on any Loan or any fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01 or Section 6.02 and such failure continues for three (3) Business Days after the Parent receives either written or oral notice thereof from Lender; or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13 or 6.14 or Article VII (other than Section 7.08, 7.10 or 7.13); or (iii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Facility Guaranty; or (iv) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in any of the Security Documents to which it is a party, and in the case of clauses (ii), (iii) and (iv) in this Section 8.01(b), such failure continues beyond any applicable grace or cure period; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) days after the earlier of (i) receipt by such Loan Party of written notice from Lender of such failure and (ii) the time at which such Loan Party or any Responsible Officer thereof knew or became aware of, or should reasonably have known or been aware of, such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement including, but not limited to, the ABL Credit Agreement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $2,500,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for thirty (30) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for thirty (30) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ten (10) days after its issuance or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders outstanding at any time ) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in the case of either clause (i) or (ii) of this provision, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, (A) with respect to Collateral (other than Equipment Collateral) the aggregate value of which, for all such Collateral (other than Equipment Collateral), does not exceed $250,000 at any time and (B) with respect to Equipment Collateral the aggregate value of which, for all such Equipment Collateral, does not exceed $100,000 at any time; or

(k) Change of Control. There occurs any Change of Control; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “going-out-of-business” sales of any material portion of its business; or

(m) Loss of Collateral. There occurs any uninsured loss to any portion of the Collateral having a value in excess of $1,000,000; or

(n) Breach of Contractual Obligation. Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; or

(o) Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or

(p) Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(q) Credit Card Agreements. (i) any Credit Card Issuer or Credit Card Processor shall send notice to any Borrower that it is ceasing to make or suspending all, or substantially all, payments to such Borrower of amounts due or to become due to such Borrower or shall cease or suspend all, or substantially all, such payments, or shall send notice to such Borrower that it is terminating its arrangements with Borrower (except upon the normal expiration of such arrangements) or such arrangements shall terminate as a result of any event of default under such arrangements by a Loan Party, which continues for more than the applicable cure period, if any, with respect thereto, unless such Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, prior to the effective date of such termination or (ii) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise hold as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processors such that in the aggregate all of such funds in the reserve account, other than amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed an amount equal to ten percent (10%) of the Credit Card Receivables processed by such Credit Card Issuer or Credit Card Processor in the immediately preceding Fiscal Year; or

(r) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of Lender, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

(a) declare that all outstanding Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of Lender under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Lender; and

(d) require Borrowers, at Lender’s request and at Borrowers’ own cost, to promptly deliver possession of the Equipment Collateral to Lender in such manner and to such place as Lender shall reasonably direct, or Lender may at any hour, without notice to any Borrower and without liability except for malicious acts by its agents, enter upon any Borrower’s premises or any other premises and take possession of or render unusable any item of Equipment Collateral and attachments thereon, whether or not part of the Equipment Collateral, and hold, lease or sell at public or private sale any such item of Equipment Collateral and attachments, which sale may, at Lender’s option, be held on the applicable Borrower’s premises. If Lender leases or sells the Equipment Collateral, Lender shall have the right to recover from any Borrower any deficiency remaining after the application of the proceeds to the Obligations and all other amounts due under this Agreement. At any such sale, Lender may disclaim any warranties of title or the like. If Lender sells any of the Collateral upon credit, Borrowers will be credited only with the payments actually made by the purchaser. Any notice of sale, disposition or other action by Lender required by law and sent to any Borrower at such Borrower’s address provided in Section 10.02, or at such other address as any Borrower may from time to time be shown on the records of Lender, at least five (5) days prior to such action, shall constitute reasonable notice to such Borrower. Lender shall be entitled to apply the proceeds of any sale or other disposition of the Equipment Collateral to the Obligations in such order and manner as Lender may determine. Each Borrower waives any and all rights to notice or hearing prior to Lender taking immediate possession of the Equipment Collateral or any portion thereof, and each Borrower waives any and all rights to a bond or security which may be required by applicable law prior to the exercise of any of Lender’s remedies against the Equipment Collateral or any portion thereof. Each Borrower waives any and all requirements that the Lender sell or dispose of all or any part of the Collateral at any particular time, regardless of whether such Borrower has requested such sale or disposition.

Provided, that, upon the entry of an order for relief (or similar order) with respect to any Loan Party or any Subsidiary thereof under any Debtor Relief Laws, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

To the extent permitted by applicable law, each Borrower hereby waives the benefit and advantage of, and covenants not to assert against Lender, any valuation, inquisition, stay, appraisement, extension or redemption laws now existing or which may hereafter exist which, but for this provision, might be applicable to any sale or lease made under the judgment, order or decree of any court or under the powers of sale and leasing conferred by this Agreement or otherwise. To the extent permitted by applicable law, each Borrower hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lender to sell, lease or otherwise use any Collateral in mitigation of Lender’s damages.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Lender in the following order:

first, to payment of that portion of the Obligations constituting fees, indemnities, Lender Expenses and other amounts (other than principal, interest and fees but including fees, charges and disbursements of counsel to Lender and the Administrative Agent (which counsel shall be the same for both the Lender and the Administrative Agent absent a conflict of interest) and amounts payable under Article III) payable to Lender and the Administrative Agent, in its capacity as such;

second, to payment of that portion of the Obligations constituting principal and accrued and unpaid interest on the Loans;

third, to payment of all other Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 10.04, as provided in Section 10.11(b)); and

last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.

(a) Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent under the applicable Security Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and Lender, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b) Lender hereby irrevocably appoints Wells Fargo as the Administrative Agent and authorizes the Administrative Agent to act as the agent of Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Lender authorizes and directs the Administrative Agent to enter into this Agreement and the other Loan Documents. Lender agrees that any action taken by the Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents and the exercise by the Administrative Agent of its powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon Lender.

9.02. [Reserved].

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by Lender, provided that the Administrative Agent shall not be required to take any action that, in its respective opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Lender (or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in and Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Loan Parties or Lender. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Lender. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of Lender. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of Lender, the Administrative Agent may presume that such condition is satisfactory to Lender unless the Administrative Agent shall have received written notice to the contrary from Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities as the Administrative Agent.

9.06. Resignation of the Administrative Agent. The Administrative Agent may at any time give written notice of its resignation to Lender and the Parent. Upon receipt of any such notice of resignation, Lender shall have the right, in consultation with the Parent (so long as no Default or Event of

Default shall have then occurred and be continuing), to either assume the duties of the Administrative Agent or to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Lender and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of Lender, appoint a successor to the Administrative Agent meeting the qualifications set forth above; provided that, if the Administrative Agent shall notify the Parent and Lender that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to Lender directly, until such time as the Lender appoints a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent hereunder.

9.07. Non-Reliance on Administrative Agent. Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Administrative Agent shall not have any duty or responsibility to provide Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.

9.08. [Reserved].

9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lender and the

Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lender and the Administrative Agent and their respective agents and counsel and all other amounts due Lender and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lender or to authorize the Administrative Agent to vote in respect of the claim of Lender in any such proceeding.

9.10. Collateral and Guaranty Matters. Lender irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by Lender in accordance with Section 10.01;

Upon request by the Administrative Agent at any time, Lender will confirm in writing the Administrative Agent’s authority to release particular types or items of property pursuant to this Section 9.08. In each case as specified in this Section 9.08, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents in accordance with the terms of the Loan Documents and this Section 9.08.

9.11. [Reserved].

9.12. Reports and Financial Statements. By signing this Agreement, Lender:

(a) is deemed to have requested that the Administrative Agent and the Administrative Agent (as defined in the ABL Credit Agreement) furnish Lender, promptly after they become available, copies of all financial statements required to be delivered by the Parent hereunder and all field examinations and appraisals of the Collateral received by either such Administrative Agent (collectively, the “Reports”);

(b) expressly agrees and acknowledges that each such Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that no such Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each such Administrative Agent harmless from any action the Lender may take or conclusion the Lender may reach or draw from any Report in connection with any Loan that Lender has made or may make to the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold each such Administrative Agent harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by either such Administrative Agent as the direct or indirect result of any third parties who might obtain all or part of any Report through Lender.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by Lender, if applicable, the Administrative Agent and the Parent or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, if to the Loan Parties, the Administrative Agent, or Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Lender. The Administrative Agent or the Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Loan Parties, Lender and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for Lender.

(d) Reliance by Administrative Agent, and Lender. The Administrative Agent and Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with Lender or the Administrative Agent may be recorded by Lender and the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies. No failure by Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Lender or the Administrative Agent may have had notice or knowledge of such Default at the time.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Lender Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, and reasonable and documented out-of-pocket costs and expenses related thereto (including reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iii) any claims of, or amounts paid by Lender or the Administrative Agent to, a Blocked Account Bank or other Person which has entered into a control agreement with Lender or the Administrative Agent hereunder, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s material obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute that does not involve an act or omission of any Loan Party or its Affiliates and that is solely by an Indemnitee against another Indemnitee and does not involve any Indemnitee in its capacity as, or in fulfilling its role as, an agent under this Agreement.

(c) Reimbursement by Lender. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, Lender agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the parties hereto shall not assert, and hereby waive, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment of any Loan by Lender and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to Lender or the Administrative Agent, or either Lender or the Administrative Agent exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender or the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) Lender agrees to pay to the Administrative Agent upon demand any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and Lender and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b) or (ii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(b) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Lender may sell or assign, or grant a security interest in, its interest in one or more Promissory Notes, or in this Agreement, or any Loan, and assign its security interest in all or any part of the Collateral, in whole or in part, to any Eligible Assignee with the consent of Parent (such consent not to be unreasonably withheld or delayed); provided that, Parent’s consent shall not be required if (i) a Default or Event of Default has occurred and is continuing at the time of such assignment or (ii) such assignment is to an ABL Lender. Each Borrower agrees not to assert against any assignee of Lender any claim or defense Borrower may have against Lender

10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or any prospective assignee of any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or Lender on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and Lender acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing or if Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, Lender and each of its Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify the Parent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender, the Administrative Agent and the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and Lender, regardless of any investigation made by Administrative Agent or Lender or on their behalf and notwithstanding that Administrative Agent or Lender may have had notice or knowledge of any Default at the time any Loan is made to Borrowers, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.03, 3.04 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, Lender and the Administrative Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Administrative Agent and Lender against (a) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (b) any Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 10.04.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. [Reserved].

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO

AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AND, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF SECTION 10.14(b), EACH OF THE ADMINISTRATIVE AGENT AND LENDER AGREES THAT ANY ACTION COMMENCED BY ANY PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS LENDER MAY ELECT IN ITS SOLE DISCRETION, AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Administrative Agent and Lender, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Administrative Agent or Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and neither the Administrative Agent nor Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent nor Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor Lender have provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Administrative Agent or Lender with respect to any breach or alleged breach of agency or fiduciary duty.

10.17. USA PATRIOT Act Notice. Lender is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. In addition, if Lender or the Administrative Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrowers.

10.18. Foreign Assets Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate (and no Loan Party nor any of its Subsidiaries is in violation of) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting

Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19. Time of the Essence. Time is of the essence of the Loan Documents.

10.20. Press Releases. Each Loan Party consents to the publication by the Administrative Agent or Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark, provided, however, that the Parent shall receive reasonable advance notice thereof. The Administrative Agent or Lender shall provide a draft reasonably in advance of any advertising material to the Parent for review and comment prior to the publication thereof. Each of the Administrative Agent and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21. [Reserved].

10.22. Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of the Administrative Agent and Lender to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or Lender.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Administrative Agent and Lender may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales permitted under Part 6 of Article 9 of the UCC, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of all the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness until the payment in full of the Obligations. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Administrative Agent and the Lender and shall forthwith be paid to Lender to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.23. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24. Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.25. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder and under the Facility Guaranty to honor all of its obligations hereunder and under the Facility Guaranty in respect of Swap Obligations (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 10.26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.26, or otherwise hereunder and under the Facility Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.26 shall remain in full force and effect until the Obligations shall have been paid in full (subject to the guarantee reinstatement provisions set forth in the Facility Guaranty). Each Qualified ECP Guarantor intends that this Section 10.26 constitute, and this Section 10.26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.26. [Reserved].

10.27. Collateral Release on Termination. Upon the termination of this Agreement and the payment in full in cash of all the Obligations, the Administrative Agent and the Lender, as applicable, shall terminate and release all Liens in all Collateral granted to the Administrative Agent or Lender pursuant to the Security Documents and shall execute and file, or consent to the filing by the Loan Parties, of all releases and other documents reasonably requested by the Loan Parties to effect and evidence that release.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

STEIN MART, INC.
By:	/s/ Gregory W. Kleffner
Name: Gregory W. Kleffner
Title: Executive Vice President, Chief Financial Officer and Secretary
STEIN MART BUYING CORP.
By:	/s/ Gregory W. Kleffner
Name: Gregory W. Kleffner
Title: Vice President and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent
By:	/s/ Kevin S. Hawkins
Name: Kevin S. Hawkins
Its Authorized Signatory

2

WELLS FARGO EQUIPMENT FINANCE, INC. as Lender
By:	/s/ David J. Kuhn
Name: David J. Kuhn, Vice President
Its Authorized Signatory

3

SCHEDULES

to

MASTER LOAN AGREEMENT

These Schedules are the Schedules to the Master Loan Agreement, dated as of February 3, 2015 (the “Agreement”), by and among Stein Mart, Inc., a Florida corporation, Stein Mart Buying Corp., Inc., a Florida corporation, Wells Fargo Bank, National Association, as Administrative Agent, and Wells Fargo Equipment Finance, Inc., as Lender. All capitalized terms used, but not expressly defined, in these Schedules shall have the meanings set forth in the Agreement. The headings, subheadings and other descriptive information in these Schedules are for reference purposes only, and such shall not restrict, expand or otherwise affect the disclosure or restrict, expand or otherwise affect the representations and warranties in the Agreement. Any information disclosed herein corresponding to any section or subsection of the Agreement shall be deemed to be disclosed and incorporated in any other section of the Schedules where the appropriateness of such disclosure in such other section is reasonably apparent. Disclosure in these Schedules of a matter that is not required to be disclosed does not require disclosure of any similar matters not required to be disclosed and shall not be deemed to set or establish a different standard of materiality than the one set forth in the representation and warranty to which such disclosure applies.

Schedule 1.01(b)

FREIGHT FORWARDERS

•	Yusen Logistics Americas –Corporate

Schedule 5.01

LOAN PARTIES ORGANIZATIONAL INFORMATION

Loan Party’s Name	State of Incorporation	Organization Type	Document Number	Federal Employer Identification Number
Stein Mart, Inc.	Florida	Corporation	V16025	64-0466198
Stein Mart Buying Corp.	Florida	Corporation	P97000107148	59-3481114
Stein Mart Holding Corp.	Florida	Corporation	P08000012345	38-3790492

Schedule 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

[Attached]

Schedule 5.08(b)(1)

OWNED REAL ESTATE

None.

Schedule 5.08(b)(2)

LEASED REAL ESTATE

Store	City	ST	County	Address	ZIP Code	Lessor	Mgmt Company	Contact #

1	Greenville	MS	Washington	1656 Highway 1 South	38701	One South, Inc.	One South, Inc.	(662) 378-3633

4	Louisville	KY	Jefferson	5055 Shelbyville Road	40207	Dixie Associates	Dixie Associates	(502) 893-3695

5	Little Rock	AR	Pulaski	6823 Cantrell Road	72207	Weingarten/Arkansas, Inc.	Weingarten Realty Mgmt. Co.	(800) 688-8865

6	Jackson	MS	Hinds	5250 I-55 North	39211	DEVILLE PLAZA LLC	Madison Properties	(212) 596-8200

10	Knoxville	TN	Knox	276 Morrell Road	37919	Centre at Deane Hill, LLC	Isakson-Barnhart Properties	(770) 709-6600

11	Altamonte Springs	FL	Seminole	995 State Road 434 N., Suite 100	32714	MSKP Oak Grove, LLC	Kitson & Partners (Realty), LLC	(407) 219-3239

12	Lexington	KY	Fayette	1555 E. New Circle Road, Suite 130	40509	Equity Alliance of Lexington, LLC	Grand Sakwa	(248) 855-5500

13	Baton Rouge	LA	East Baton Rouge Parish	9618 Airline Highway	70815	Kimco Baton Rouge 666, L.L.C.	Kimco Realty Corp. (SM13)	(516) 869-9000

14	Tulsa	OK	Tulsa	5112 S. Harvard Avenue	74135	John W. Allyn Jr., as Trustee of the TRUST u/w Arthur C. Allyn	Urban Retail Properties, LLC	(781) 890-6006

16	Jacksonville	FL	Duval	4399 Roosevelt Boulevard	32210	Roosevelt Square, LLLP	Dewberry Capital Corporation	(404) 888-7990

18	Vestavia Hills	AL	Jefferson	652 Montgomery Highway	35216	Excel Trust, LP	AIG Baker Shopping Center Properties, LLC	(205) 969-1000

19	Richmond	VA	Henrico	7801 West Broad Street	23294	Olde Towne Retail Investments, LLC	Harrison & Bates, Inc.	(804) 788-1000

22	New Orleans	LA	Orleans Parish	5300 Tchoupitoulas Street	70115	Shadrall Riverside Market, LLC	Auburndale Properties, LLC	(201) 930-8800

23	San Antonio	TX	Bexar	4522 Fredericksburg Road	78201	MRO Properties, Inc.	Weiss Realty Management, LLC	(210) 735-9137

24	San Antonio	TX	Bexar	999 East Basse Road	78209	Alecta Real Estate USA, LLC	Reata Property Management	(210) 841-3214

25	Tallahassee	FL	Leon	1400-31 Village Square Boulevard	32312	Kimco Tallahassee 715, Inc.	Kimco Realty Corporation	(516) 869-9000

26	Raleigh	NC	Wake	4500 Falls of the Neuse, Suite 110	27609	Sterling (The Falls) Limited Partnership	Sterling Centrecorp Realty and Management Services	(704) 847-0225

27	Austin	TX	Travis	2900 West Anderson Lane	78757	Northwood Properties, Ltd.	Pyramid Properties, Inc.	(512) 472-1585

28	Greenville	SC	Greenville	101 Verdae Boulevard	29607	SCI Verdae Fund, LLC	The Shopping Center Group	(770) 955-2434

31	Tampa	FL	Hillsborough	3916 Britton Plaza	33611	Charles J. Bickimer, Trustee	Bruce Strumpf, Inc.	(727) 449-2020

32	Memphis	TN	Shelby	827 South White Station Road	38117	Eastgate Center, LLC	Belz Enterprises	(901) 260-7346

33	Pensacola	FL	Escambia	1660 Airport Boulevard	32504	BRE DDR BR Cordova FL, LLC	DDR	(216) 755-5500

36	Greensboro	NC	Guilford	3729 Battleground Avenue	27410	SS Brassfield, LLC	CBL & Associates Management, Inc.	(336) 299-2800

37	Jacksonville	FL	Duval	11111-80 San Jose Boulevard	32223	Riverplace Shopping Center, LLC	Kimco Realty Corporation	—

38	Richmond	VA	Chesterfield	9746 Midlothian Turnpike	23235	Sauer Properties, Inc.	Commonwealth Commercial Partners, Inc.	(804) 346-4966

40	Metairie	LA	Jefferson Parish	2840 Veterans Memorial Boulevard	70002	2840 Veteran’s, LLC	Select Properties, Ltd Realty	(504) 833-0044

41	Huntsville	AL	Madison	975 Airport Road	35802	Huntsville Store Company, Inc.	Aronov Realty Company	(334) 277-1000

42	Cary	NC	Wake	240 Crossroads Boulevard	27518	Crossroads Plaza 1743, LP	Kimco Realty Corporation	(704) 362-6102

43	Charleston	SC	Charleston	975 Savannah Highway	29407	St. Andrews Center 254, LLC	Kimco Realty Corp.	(704) 367-0313

44	Oklahoma City	OK	Oklahoma	4916 North May Avenue	73112	B.R. Mayfair Center, LLC	Price Edwards & Company	(405) 843-7474

45	Jacksonville Beach	FL	Duval	3818 South 3rd Street	32250	IRT Property Company	Equity One Realty & Management, Inc.	(305) 672-1234

46	Shreveport	LA	Caddo Parish	4801 Line Avenue	71106	Stoneridge Auto, LLC	Avant Properties, LLC	(318) 227-7622

47	Winston-Salem	NC	Forsyth	400 South Stratford Road	27103	Thruway Shopping Center LLC	Windham Management Co.	(301) 986-6000

48	Pineville	NC	Mecklenburg	10416 Centrum Parkway	28134	ARC CTCHRNC001	Lincoln Harris, LLC	(843) 952-2068

49	Virginia Beach	VA	Princess Ann	4554 Virginia Beach Boulevard, Suite 680	23462	Pembroke Square Associates, GP	Jones Lang LaSalle Americas, Inc	(757) 490-3141

50	Lubbock	TX	Lubbock	7020 Quaker Avenue	79424	Hartford-Lubbock Limited Partnership	0	(860) 646-6555

51	Boca Raton	FL	Palm Beach	9831 Glades Road	33434	Shadowwood Square Ltd.	Terranova Corporation	(561) 314-2780

52	Palm Harbor	FL	Pinellas	33591 U.S. 19 North	34684	Highland Lakes Shopping Plaza, Ltd.	Colliers Arnold	(727) 442-7184

53	Augusta	GA	Richmond	2834 Washington Road	30909	Forum W.S., LLC	Forum Management	(404) 873-6900

56	Houston	TX	Harris	2640 Fondren Road	77063	Piney Point Shopping Center	RPI Management Company	(713) 662-7745

57	Fort Myers	FL	Lee	13300 South Cleveland Avenue	33907	DDRTC Cypress Trace LLC	Developers Diversified Realty Corporation	(941) 371-5301

58	Tampa	FL	Hillsborough	13210 North Dale Mabry Highway	33618	Regency Realty Corporation #58	Regency Realty Corp	(904) 598-7000

60	Kettering	OH	Montgomery	100 East Stroop Road	45429	Dayton Town & County, G.P.	Don Casto Organization	(614) 228-5331

62	Cincinnati	OH	Hamilton	2692 Madison Road	45208	CLP-SPF Rookwood Pavillion, LLC	Jeffrey R. Anderson Real Estate	(513) 241-5800

63	Nashville	TN	Davidson	92 White Bridge Road	37205	Lion’s Head Village Investors	Boyle Investment Company	—

65	Fort Worth	TX	Tarrant	6385 Camp Bowie Boulevard	76116	Brixmor Holdings 12 SPE, LLC	CA New Plan Management, Inc.	(713) 660-4300

66	Webster	TX	Harris	19801 Gulf Freeway	77598	Price/Baybrook Ltd.	Kimco Realty Corp	(516) 869-9000

68	Amarillo	TX	Randall	3315 Bell Street	79106	Barbara and Ford Madison dba The Village on Bell	Madison Family LP	(817) 583-3226

70	Houston	TX	Harris	5319 A F.M. 1960 West	77069	HR Venture Properties I LLC	Weingarten Realty Investors, Inc.	(800) 688-8865

71	Indianapolis	IN	Marion	1488 West 86th Street	46260	North Willow Commons Associates	The Broadbent Company	(317) 237-2900

72	Arlington	TX	Tarrant	452 Lincoln Square	76011	Lincoln Square Dunhill LP	Riocan	(855) 746-2260

73	Marietta	GA	Cobb	1309 Johnson Ferry Road	30068	Merchants Walk (E & A), LLC.	Edens & Avant Properties	(770) 569-5509

74	Cincinnati	OH	Hamilton	11315 Montgomery Road	45249	BRE Retail Residual Owner 2, LLC	New Plan Excel Realty Trust, Inc.	(713) 660-4300

75	Raleigh	NC	Wake	7444 Creedmoor Road	27613	WRI/Raleigh LP	Weingarten Realty Management Company	(713) 866-6000

76	Sarasota	FL	Sarasota	6535 South Tamiami Trail	34231	Inland American Sarasota Tamiami, LLC	Inland American Retail Management, LLC	(770) 980-8178

78	Dallas	TX	Dallas	14902 Preston Road	75254	New Pepper Square S/C Ltd.	Henry S. Miller Devmt Group	(972) 448-5812

79	Austin	TX	Travis	3201 Bee Caves Road, Suite 140	78746	Velocis West Woods, L.P. (Assigned from Randall’s Food and Drugs, Inc.)	Lincoln Property Company	(512) 322-3225

80	Scottsdale	AZ	Maricopa	8662 East Shea Boulevard	85260	Regency Centers, L.P.	Regency Centers, L.P.	(904) 598-7000

81	Columbus	GA	Muscogee	1625 Bradley Park Drive, Suite 1	31904	Real Sub, LLC	Aronov Realty Mgmt, Inc.	(334) 277-1000

82	Tyler	TX	Smith	2125 South Broadway	75701	Weingarten Realty Investors	Weingarten Realty Investors	(800) 688-8865

84	Houston	TX	Harris	290 Meyerland Plaza	77096	Myerland Retail Associates, LLC	Fidelis Realty Partners, Ltd.	(713) 693-1400

85	Tucson	AZ	Pima	4881 North Stone Avenue	85704	Centro NP Holdings 1 SPE, LLC	New Plan Excel Realty Trust	(212) 869-3000

87	Terre Haute	IN	Vigo	#43 Meadows Shopping Center	47803	Terre Haute Realty Corporation	Ragle & Company	(812) 234-8899

90	Lafayette	LA	Lafayette Parish	5700 Johnston Street	70503	Kimco Acadiana 670, L.L.C.	Kimco Realty Corporation	(516) 869-7277

91	Plano	TX	Collin	1701 Preston, Suite A	75093	Preston Shepard Retail LP	Weingarten Realty Investors	—

92	Dunwoody	GA	Fulton	1155 Mount Vernon Highway	30338	DDR Perimeter Pointe LLC	Developers Diversified Realty Corporation	(216) 755-5500

93	Gilbert	AZ	Maricopa	891 North Val Vista Drive, Suite 102	85234	Patterson Farms, Inc.	Patterson Properties, Inc.	(480) 838-8777

94	Roanoke	VA	Roanoke	4230 Electric Road	24018	Roanoke Tanglewood, LLC	Urban Retail Properties, Co.	(540) 989-4685

96	Asheville	NC	Buncombe	848 Merrimon Avenue	28804	Sky King, Inc.	Sky King, Inc.	(828) 669-2941

97	Matthews	NC	Mecklenburg	1813 Matthews Township Pkwy.	28105	Matthews Festival Shopping Center, Inc.	CB Richard Ellis	(704) 553-7567

98	Kingwood	TX	Harris	1153 Kingwood Drive	77339	Chestnut Ridge Associates, LLC	Henry S. Miller Multi Management, Inc.	(713) 626-2828

100	Savannah	GA	Chatham	7804 Abercorn Street #55	31406	Oglethorpe Mall, L.L.C.	General Growth Properties, Inc.	(912) 354-7038

102	Peachtree City	GA	Fayette	180 Peachtree East Shopping Ctr.	30269	Peachtree East Shopping Center	Retail Planning Corporation	(770) 956-8383

103	Fayetteville	NC	Cumberland	2800 Raeford Road	28303	Highland Centre	Highland Centre	(910) 484-3011

104	Centennial	CO	Arapahoe	8181 South Quebec Street	80112	Quebec Village JG, Limited	J.G. Management Co., Inc.	(818) 707-9494

105	Fort Wayne	IN	Allen	6325 West Jefferson Boulevard	46804	Village at Time Corners, LP	The Broadbent Company	(317) 237-2900

108	Lakeland	FL	Polk	3615 South Florida Avenue	33803	Kimco Lakeland 123, Inc.	Kimco Realty Corporation	(516) 869-9000

112	Irving	TX	Dallas	7640 North MacArthur Boulevard	75063	Inland Western Irving Limited Partnership	RPAI Southwest Management LLC	(972) 801-6017

116	Allentown	PA	Lehigh	3300 Lehigh Street	18103	Nicholas Park Mall LLC	Metro Commercial Management Services	(856) 866-1900

117	Stafford	TX	Fort Bend	12656 Fountain Lake Circle	77477	Fountains Dunhill, LLC	Dunhill Property Management	(214) 373-7500

118	North Little Rock	AR	Pulaski	2727 Lakewood Village Drive	72116	Conservative Development Co.	Ashley Company	(501) 758-7745

119	Orlando	FL	Orange	2530 East Colonial Drive	32803	Weingarten Nostat, Inc.	Weingarten Realty Management Company	(800) 688-8865

120	Chesapeake	VA	Chesapeake	1228 Greenbrier Parkway	23320	CP Venture Two LLC	Lennar Commercial Investors	(770) 885-4555

121	Glendale	AZ	Maricopa	5960 West Bell Road	85308	TPP Gateway, LLC	Cassidy Turley	(602) 682-8255

122	Beaumont	TX	Jefferson	4436 North Dowlen Road	77706	Wu Family Trust	Wu Property Management, Inc.	(626) 836-6925

123	Dallas	TX	Dallas	6465 East Mockingbird Lane, Suite 322	75214	TRP Hillside, LLC	Twinrose Investments	(214) 989-4152

124	Katy	TX	Harris	1747 Fry Road	77449	Brixmor GA Apollo 1 TX Holdings, LLC	Brixmor Property Group	—

125	Naples	FL	Collier	8811 North Tamiami Trail	34108	Musca Properties, LLC	Musca Properties, LLC	(216) 642-9500

126	Midland	TX	Midland	4706 North Midkiff Road, #1	79705	Pilchers North Park Limited Partnership	The Pilchers Group	(214) 520-2800

127	Johnson City	TN	Washington	3211 People Street, Bldg. H	37604	RAF Johnson City, LLC	Chase Properties LTD.	(212) 464-6626

130	Columbus	OH	Franklin	3628 West Dublin-Granville Road	43235	Sun Center, Ltd.	DDR Continental LP	(216) 755-5500

132	San Antonio	TX	Bexar	18134 San Pedro	78232	Northwoods Center, Inc.	Barshop & Oles Company	(512) 477-1212

134	Toledo	OH	Lucas	3315 W.Central Avenue, Suite A3-10	43606	Westgate Village Retail, LLC	Westgage Village Shopping Ctr.	(312) 341-9000

135	Evansville	IN	Vanderburgh	880 South Green River Road	47715	North 52, LLC	Walter Wagner, Jr Co.	(502) 562-9200

136	Brookfield	WI	Waukesha	16950 West Bluemound Road	53005	Metropolitan Life Insurance Company	Urban Retail Properties Co.	(262) 938-0911

137	Athens	GA	Clarke	196 Alps Road, Suite 34	30606	KRG Beechwood LLC	Kite Realty Group	(317) 524-1793

140	Rockwall	TX	Rockwall	2855 Ridge Road	75032	Steger Towne Crossing, L.P.	Trinity Interests	(972) 503-9444

141	Marietta	GA	Cobb	50 Barrett Parkway, Suite 100	30066	DDR Prado LLC	Developers Diversified Realty Corporation	(216) 755-5500

143	Henderson	NV	Clark	500 North Stephanie Street	89014	Galileo Galleria, LLC	ERT Australian Management, L.P. (subsidiary of New Plan)	(212) 869-3000

148	Reno	NV	Washoe	5069 South McCarran Boulevard	89502	Meyer Properties, L.P.	Meyer Properties	(800) 675-8181

149	Cordova	TN	Shelby	1635 Germantown Parkway	38016	WNI/Tennessee LP	Weingarten Realty Management Company	(713) 868-6562

154	Poway	CA	San Diego	13644 Poway Road	92064	Poway City S.C., L.P.	Kimco Realty Corporation	(516) 869-9000

155	Williamsville	NY	Erie	7992 Transit Road	14221	Premier Place Improvements LLC	DLC Management Corporation	(216) 755-5500

158	Seminole	FL	Pinellas	11201 Park Boulevard, #73	33772	Seminole Mall LP	Primerica Group One, Inc.	(813) 933-0629

160	Pompano Beach	FL	Broward	1115 South Federal Highway	33062	Pompano Marketplace Owner, LLC	Woolbright Development, Inc.	(954) 235-5435

161	Laredo	TX	Webb	4601 San Dario Street	78041	H.E. Butt Property Co. No. One	H.E. Butt Grocery Company	(210) 938-8290

167	Cornelius	NC	Mecklenburg	20601 Torrence Chapel Road	28031	DDR Southeast Southlake LP	DDR Mid- Atlantic Management LLC	(216) 755-6455

173	Mission Viejo	CA	Orange	25282 Marguerite Parkway	92692	The Lueck Family Partnership	Robert B. Lueck	510.834.4350 ext 106

174	Snellville	GA	Gwinnett	1670 Scenic Highway North	30078	DDR Southeast Snellville, L.L.C.	DDR Southern Management Corp.	(216) 755-6455

175	Columbia	SC	Richland	4840 Forest Drive	29206	Trenholm Plaza (E&A), LLC	Edens & Avant Comm Real Estate	(803) 779-4420

180	Orlando	FL	Orange	7506 Dr. Phillips Boulevard	32819	WRI-TC Marketplace at Dr. Phillips, LLC	Weingarten Realty Investors	—

181	Edmond	OK	Oklahoma	308 South Bryant Avenue	73034	IA Edmund Bryant LLC	Inland American Retail Management, LLC	(630) 954-5662

182	Wheaton	IL	DuPage	191 Rice Lake Square	60187	Danada Centers LLC	Mid-America Asset Management, Inc.	(630) 954-7300

183	Farragut	TN	Knox	11437 Kingston Pike	37922	White Realty & Service Corp.	White Realty & Service Corp.	(865) 588-2244

184	Virginia Beach	VA	Virginia Beach	748 Hilltop North	23451	SuSu Developers	S.L. Nusbaum Realty Co.	(800) 208-8611

185	Venice	FL	Sarasota	1560 U.S. 41 Bypass	34293	Selig Enterprises, Inc.	Selig Enterprises, Inc.	(404) 876-5511

186	Westlake	OH	Cuyahoga	25001 Center Ridge Road	44145	Westlake Home Improvement Associates, Ltd	Westlake Home Improv. Assoc.	(800) 473-7253

188	Myrtle Beach	SC	Horry	7621 North Kings Highway	29572	Northwood Plaza, LLC	Rivercrest Realty Associates	(919) 846-4046

190	Florence	SC	Florence	1945 West Palmetto Street, Suite 390	29501	Florence (Florence Mall) FMH, LLC	Rivercrest Realty Associates	(919) 926-3131

192	Mandeville	LA	St. Tammany Parish	3450 Highway 190, Suite 2	70470	Premier Centre, LLC	Stirling Properties	(504) 898-2022

193	Houston	TX	Harris	6148 Highway 6 North	77084	BRE Retail Residual Owner 1, LLC	New Plan Excel Realty Trust	(212) 869-3000

194	St. Petersburg	FL	Pinellas	218 37th Avenue North	33704	Publix Super Markets, Inc.	Publix	(863) 688-1188

198	Rancho Cucamonga	CA	San Bernardino	10930 Foothill Boulevard	91730	Town Center I Family Partnership LP	Glacier Peak Management Services, Inc.	(858) 578-3220

199	Stevenson Ranch	CA	Los Angeles	24955 Pico Canyon Road	91381	H.E. Danielli II, LLC	DSB Properties, Inc.	(805) 374-1700

201	Chattanooga	TN	Hamilton	2020 Gunbarrel Road, Suite 174	37421	Hamilton Village Station LLC	Phillips Edison & Company	(513) 554-1110

202	High Point	NC	Guilford	1589 Skeet Club Road, Suite 105	27265	Fairway - Oak Hollow, LLC	Fairway Management Group, LLC	(205) 402-9990

203	Spartanburg	SC	Spartanburg	1925 East Main Street	29307	ERP Hillcrest, LLC	New Plan Excel Realty Trust, Inc.	—

204	Plantation	FL	Broward	8319 West Sunrise Boulevard	33322	Jacaranda Plaza Partners, LLC	Ram Realty Services	(561) 282-4630

205	Macon	GA	Bibb	4357 Forsyth Road, Suite 120	31210	Coro Rivoli Ventures, LLC	Coro Realty Advisors, LLC	(404) 846-4019

206	Arlington	TX	Tarrant	5906 South Cooper Street	76017	Rip Griffin Truck Service Center, L.P.	Henry S. Miller Multi Management, Inc.	(972) 448-5808

207	Tuscaloosa	AL	Tuscaloosa	2600 McFarland Boulevard E., Suite S	35405	DDRTC McFarland Plaza LLC	Developers Diversified Realty Corporation	(256) 859-6122

208	Tulsa	OK	Tulsa	7827 East 91st Street	74133	Tulsa County, LLC	Goldberg Family Partnership, LP	(913) 385-9996

210	Fullerton	CA	Orange	1936 North Placentia Avenue	92831	Albertson’s, LLC	SUPERVALU	—

212	Hilton Head Island	SC	Beaufort	430 William Hilton Prkwy., Suite 101	29926	Pineland Associates, LLC	Perrine & Wheeler Real Estate Company	(843) 410-0510

213	Hickory	NC	Catawba	2990 North Center Street	28601	Triangle Properties Assoc. LLC	Southern Real Estate	(704) 375-1000

214	Fresno	CA	Fresno	3070 West Shaw Avenue	93711	AMI Winepress, Ltd.	AMI Winepress, Ltd.	(559) 224-8100

215	Destin	FL	Okaloosa	4437 Commons Drive East	32541	WR Paradise key, LLC	Pacifica Retail Management, LLC	(850) 650-5005

217	College Station	TX	Brazos	2408 B Texas Avenue South	77840	FSC Parkway, LLC	Cencor Realty Services	(713) 781-7111

219	Orland Park	IL	Cook	204 Orland Park Place	60462	Inland Orland Park Place, L.L.C.	Inland Commercial Property Management, Inc.	877.206.5656 (toll free)

220	Temecula	CA	Riverside	31781 U.S. Highway 79 South	92592	Galileo Vail Ranch, LP	ERT Australian Management, L.P. (subsidiary of New Plan)	(713) 660-4300

221	Lexington	SC	Lexington	934 North Lake Drive	29072	Lexington Towne Center, LP	Ziff Properties, Inc.	(843) 724-3500

222	Shenandoah	TX	Montgomery	19075 Interstate Highway 45 South	77385	KRG Portofino, LLC	Kite Realty Group	(317) 577-5600

223	Daytona Beach	FL	Volusia	2500 W. Int’l Speedway Boulevard, #700	32114	International Speedway Square, LTD	Kite Realty Group	(317) 577-5600

224	St. Charles	IL	Kane	3619 East Main Street	60174	Slate Main Street Holdings, LLC	Mid-America Asset Management, Inc.	(630) 954-7360

226	Greenville	NC	Pitt	115 Red Banks Road	27858	Sterling Rental Company, LLC	Jon Day & Associates, Inc.	(252) 756-1119

229	Palm Springs	CA	Riverside	1555 South Palm Canyon Dr., Suite F	92264	John Wessman d/b/a Wessman Development Company	Spinello Property Management, Inc.	—

230	Stuart	FL	Martin	2508 S.E. Federal Highway	34994	SPC Regency, LLC	0	(772) 288-0700

232	Kenner	LA	Jefferson Parish	393 West Esplanade Avenue	70065	Folmar Kenner, LLC	Folmar & Associates, LLP	(334) 343-3777

233	Frisco	TX	Collin	3333 Preston Road, Suite 1500	75034	BRE Retail Residual Owner 1, LLC	Brixmor	(713) 660-4300

234	Salt Lake City	UT	Salt Lake	1400 Foothill Drive, #130	84108	JTJG Foothill Village, L.C.	Johansen-Thackeray Commercial Real Estate Services	(801) 487-6670

237	El Paso	TX	El Paso	7401 Mesa Street	79912	Sierra Court Partners LP	Colonial Commercial Real Estate	(817) 632-6200

238	Collierville	TN	Shelby	3655 Houston Levee Road	38017	Spirit MT Collierville TN, LLC	The Shopping Center Group	(770) 955-2434

239	Murrells Inlet	SC	Horry	10125 Highway 17 Bypass, Box #16A	29576	Murrells Retail Associates, LLC	Urban Retail P	(843) 651-6990

240	Melbourne	FL	Brevard	4100 North Wickham Road, Suite #132	32935	Post and Wickham Corporation	Commercial Real Estate	(954) 761-8330

243	Cooper City	FL	Broward	5800 S. Flamingo Road	33330	IRT Property Company	Equity One Realty & Management, Inc.	(305) 672-1234

245	Chino Hills	CA	San Bernardino	13031 Peyton Drive	91709	CRCH, LLC	Greenland Property Management, LLC	(714) 521-8580

246	Huntington Beach	CA	Orange	19041 Beach Boulevard	92648	SunBrewer Partners, L.P.	West Coast Management	(858) 538-7500

247	Wilmington	NC	New Hanover	3501 Oleander Drive, Building 1	28403	The Oleander Company, Inc.	The Oleander Company, Inc.	(910) 392-3300

249	Huntsville	AL	Madison	6275 University Dr., NW, Suite 17	35806	DDRTC Westside Centre LLC	Developers Diversified Realty Corporation	(256) 859-6122

250	Portage	MI	Kalamazoo	581 Romence Road	49024	19 Props, LLC	PlazaCorp Realty Advisors, Inc.	(269) 383-5775

252	Ballwin	MO	Saint Louis	14820 Manchester Road	63011	Olde Towne Plaza, LLC	The Bedrin Organization	(201) 612-8800

255	Midlothian	VA	Chesterfield	4740 Commonwealth Center Pkwy.	23112	DDR Commonwealth II, LLC	Developers Diversified Realty Corporation	(410) 535-5490

261	San Antonio	TX	Bexar	12651 Vance Jackson Road, #125	78230	WRI Fiesta Trails, LP	Weingarten Realty Management	(800) 688-8865

262	Bonita Springs	FL	Lee	25191 Chamber of Commerce Drive	34135	PMAT PRADO, LLC	Isram Realty & Management, Inc.	(954) 455-2822

265	Leesburg	VA	Loudoun	1021 Edwards Ferry Road NE	20176	CH Realty III/Battlefield, LLC	Kimco Realty Corporation	(410) 684-2000

266	Mount Pleasant	SC	Charleston	600 Long Point Road	29464	Belle-Hall Shopping Center II, LLC	AAC Real Estate Services, Inc.	(704) 295-4000

267	Tampa Palms	FL	Hillsborough	16061 Tampa Palms Boulevard, W.	33647	PERA City Plaza Tampa, Inc.	Colliers International	(727) 442-7184

268	Ocala	FL	Marion	2800 SW 24th Avenue, Suite 200	34474	Boyd Market Center, Inc.	Ocala Properties, Inc	(352) 861-2248

269	Orchard Park	NY	Erie	3207 Southwestern Boulevard	14127	Orchard Park TK Owner LLC	LLD Enterprises	(585) 244-3582

270	Riverside	CA	Riverside	335 East Alessandro Boulevard	92508	Mission Grove Plaza, LP	Mission Grove Plaza	(310) 553-1776

271	Columbus	OH	Franklin	4870 Morse Road	43230	Highland Properties, Inc.	Don M. Casto Organization	(614) 228-5331

272	Jackson	TN	Madison	175 Stonebrook Place	38305	Broadmoor Investment Corp.	Lurie & Associates, LLC	(901) 794-6022

273	Granada Hills	CA	Los Angeles	10801 Zelzah Avenue	91344	FW CA-Granada Village, LLC	Regency Realty Group, Inc.	(213) 553-2229

275	Greenwood	IN	Johnson	1011 North State Road 135	46142	R.P. Wurster, LP	Maquina Realty Corporation	(317) 579-9700

276	Fort Worth	TX	Tarrant	5026 South Hulen Street	76132	Rancho Hulen LLC	Pacific Commercial Management, Inc.	(858) 450-6886

277	Hoover	AL	Jefferson	2792 John Hawkins Parkway	35244	Highway 150 LLC	Colonial Properties Trust	(205) 871-0406

279	Richmond	VA	Henrico	3544 Pump Road	23233	Sauer Properties, Inc.	Commonwealth Commercial Partners, Inc.	(804) 346-4966

281	Valrico	FL	Hillsborough	3456 Lithia-Pinecrest Road	33596	KRG Lithia, LLC	Kite Realty Group	(317) 577-5600

283	Charlotte	NC	Mecklenburg	5341 Ballantyne Commons Pkwy., #200	28277	Promenade Shopping Center, LLC	Childress Klein Properties	(704) 342-9000

284	Clearwater	FL	Pinellas	2522 North McMullen Booth Road	33761	NWP Clearwater Holdings LLC	The Sembler Company	(727) 384-6000

286	Palm Beach Gardens	FL	Palm Beach	11700 U.S. Highway 1	33408	Oakbrook Square Shopping Center Corporation	Equity One Realty & Management, Inc.	(561) 625-4655

288	Jacksonville	FL	Duval	10915 Baymeadows Road, #26	32256	KSP1 Point Meadows, LLC	KSP1 Point Meadows, LLC	(954) 354-8282

289	Vero Beach	FL	Indian River	1225 U.S. Highway 1, Suite 2	32960	KRG Vero, LLC	Kite Realty Group	(317) 577-5600

290	Chapel Hill	NC	Orange	1800 E. Franklin Street, Suite 13	27514	Federal Realty Investment Trust	Federal Realty Investment Trust	(301) 998-8100

291	Cherry Hill	NJ	Camden	1600 Kings Highway North, Suite 20	08034	Federal Realty Investment Trust	Federal Realty Investment Trust	(301) 998-8100

293	Downingtown	PA	Chester	60 Quarry Road	19335	Brandywine Square, LLC	0	(610) 873-5585

294	La Quinta	CA	Riverside	78-945 Highway 111	92253	JBM-Stein, LLC	JBM Properties, inc.	(858) 456-5655

295	Flowood	MS	Rankin	150 Promenade Boulevard	39232	ARC Dogwood Promenade, LLC	Aronov Realty Management, Inc.	(334) 277-1000

296	Jenkintown	PA	Montgomery	913 Old York Road	19046	DDR Noble TC Trust	DDR	(216) 755-5500

297	Carmel	IN	Hamilton	2520 East 146th Street	46033	Westfield One, LLC	Kite Realty Group	—

298	Casselberry	FL	Seminole	1455 Semoran Boulevard, Suite 251	32707	Inland Southeast Casselberry, L.L.C.	Developers Diversified Realty Corporation	(407) 971-1820

299	Ocean	NJ	Monmouth	1100 Highway 35	07712	Sunset Arcadia Center, Inc.	Stavola Realty Company	(732) 542-2328

301	Boynton Beach	FL	Palm Beach	334 North Congress Avenue	33426	Oakwood Square (E&A), LLC	Edens & Avant	(954) 622-4204

302	Kildeer	IL	Lake	20771 North Rand Road	60047	Centro/IA Quentin Collection, LLC	Centro Prop	(630) 736-7200

303	Montgomery	AL	Montgomery	7860 Vaughn Road	36116	PSM Cornerstone, L.L.C.	Aronov Realty Management, Inc.	(334) 277-1000

304	Chandler	AZ	Maricopa	2835 South Alma School Road	85286	Vestar California XXII, L.L.C.	Vestar Property Management	(602) 993-1626

309	Jacksonville	FL	Duval	13475 Atlantic Blvd	32225	Harbour Village Holdings, L.L.C.	Global Realty & Management FL, Inc	(904) 716-9300

310	Royal Palm Beach	FL	Palm Beach	11061 Southern Boulevard	33411	The Centre On Southern LLLP	Merin Hunter Codman, Inc.	(561) 791-1637

312	Southern Pines	NC	Moore	10564 U.S. Highway 15-501	28387	SAM Southern Pines LLC	Developers Diversified Realty Corporation	(919) 383-8000

313	Bluffton	SC	Beaufort	71 Towne Drive	29910	BRE Mariner Bellfair II LLC	Brixmor Southeast Retail Manager, LLC	(407) 903-2913

314	McKinney	TX	Collin	3150 South Hardin Boulevard	75070	Fairway Capital Partners, Ltd.	Crestview Real Estate, LLC	(214) 343-4477

315	Round Rock	TX	Travis	3021 South IH 35, Suite 240	78664	Round Rock Crossings Texas LP	Cencor Realty Services	(512) 482-8383

316	Pittsburgh	PA	Allegheny	8050 McKnight Road, Suite 1-B	15237	First City North Associates	The First City Company	(412) 391-6060

318	La Mirada	CA	Los Angeles	15745 E. Imperial Highway	90638	Soraya LLC	0	—

320	Morrisville	NC	Wake	9525 Chapel Hill Road	27560	Cary Park Place LLC	Kimco Realty Corporation	(704) 362-6120

321	Concord	NC	Cabarrus	6130 Bayfield Parkway	28027	Gateway Afton Ridge Inc.	Edens	(954) 622-4221

322	Beachwood	OH	Cuyahoga	23949 Chagrin Boulevard	44122	DFG-Pavilion, LLC	Devonshire, et al	(419) 877-1010

323	Saint Louis	MO	St. Louis	9610 Manchester Road	63119	Market at McKnight I, LLC	Novus Companies	(314) 968-0842

324	Murfreesboro	TN	Rutherford	552 North Thompson Lane	37129	Redus TN-All, LLC	Resource Realty, LLC	(615) 595-2450

325	Chantilly	VA	Fairfax	13621 Lee Jackson Memorial Highway	20151-3502	Chantilly Plaza LLC	Combined Properties, Inc.	(202) 293-4500

326	Franklin Park	NJ	Franklin	3391 State Route 27	08823	The Stop & Shop Supermarket Company	Fameco Management Services	(781) 440-8356

327	Keller	TX	Tarrant	1610 Keller Parkway	76248	Assigned to - T Keller Crossing TX, LLC	Tabani Group	(972) 417-5835

328	Las Vegas	NV	Clark	6435 North Decatur Boulevard	89131	Shadow Mountain Marketplace, LLC	The Equity Group	(702) 796-5500

330	Rochester	NY	Monroe	3349 Monroe Avenue Space 42	14618	Pittsford Plaza SPE, LLC	Wilmorite Management Group, LLC	(585) 424-6220

333	Holmdel	NJ	Monmouth	Route 35 & Unions Avenue	07733	Holmdel GT LP & GBR Holmdel Plaza LLC	National Realty & Development Corp.	(914) 694-4444

334	Noblesville	IN	Hamilton	13920 Hoard Drive	46060	Hamilton Town Center, LLC	Simon Property Group	(317) 849-9994

335	Westborough	MA	Wooster	1500 Union Street	01581	Westborough CC, LLC	0	—

336	Queen Creek	AZ	Maricopa	21198 South Ellsworth Loop Road	85242	VPQCM, LLC	Vestar Property Management	—

337	Port St. Lucie	FL	St. Lucie	NEC of St. Lucie West Blvd & Peacock Blvd	34986	Benderson Properties, Inc. & Donald Robinson	0	(941) 360-7283

338	Hendersonville	TN	Sumner	1018 Andrews Run	37075	Glenbrook West General Partnership	0	(615) 349-0553

339	Houston	TX	Harris	21115 Tomball Parkway	77070	ACF Lakewood 11, LLC	ACF Property Management, Inc	(303) 291-0111

340	Scottsdale	AZ	Maricopa	16227 North Scottsdale Road	85254	Excel Promenade, LLC	Pacifica Retail Management, LLC	(480) 385-2820

341	Alpharetta	GA	Fulton	6290 North Point Parkway	30022	CP Venture Two LLC	Cousins Properties, Inc.	(404) 407-1000

342	Corpus Christi	TX	Nueces	5425 South Padre Island Drive, Suite 136	78411	Weingarten Realty Investors	0	—

343	Hurst	TX	Tarrant	500 Grapevine Highway	76054	Mayfair Station LLC	0	—

344	Lenexa	KS	Johnson	9656 Quivira Road	66215	Orchard Center Company, LLC	Block & Company	(816) 753-6000

345	Madison	MS	Madison	125 South Congress Street, suite 1800	39201	Madison Grandview Forum, LLC	Mattiace Properties, Inc.	(601) 352-1818

346	Sarasota	FL	Sarasota	119 North Cattlemen Road	34243	SIPOC Associates TIC	Benderson Development Company	(941) 359-8303

347	Tempe	AZ	Maricopa	1800 E Rio Salado Parkway, Suite 140	85281	Vestar Tm-OPCO, LLC	Tempe Marketplace	(480) 966-9338

348	Jacksonville	FL	Duval	1648 University Blvd West	32217	KRG Lakewood, LLC	Kite Realty Group	(239) 596-6945

349	Monroe	LA	Ouachita Parish	4700 Millhaven Road, Ste. 1252	71203	Pecanland Mall, LLC	General Growth Properties, Inc.	(318) 322-4635

350	Folsom	CA	Sacramento	2725 East Bidwell Street	95630	Folsom Broadstone, Inc.	CB Richard Ellis	(916) 781-4808

351	Flower Mound	TX	Denton	6101 Long Prairie Road, Suite 500	75028	SFERS Real Estate Corp. MM	UCR Realty	(469) 232-3481

352	Columbia	SC	Lexington	1120 Bower Parkway	29212	DDRTC Columbiana Station II LLC	DDR	(843) 767-6765

353	Hattiesburg	MS	Lamar	1000 Turtle Creek Drive	39402	Turtle Creek Limited Partnership	CBL & Associates Management, Inc.	(601) 261-3032

354	Denver	CO	Denver	2490 South Colorado Blvd	80222	University Hills Plaza, LLC	Judd & Company	(303) 744-1733

355	Irvine	CA	Orange	13742 Jamboree Road	92602	The Irvine Company, LLC	0	—

356	Suwanee	GA	Forsyth	3630 Peachtree Pkwy	30024	Hendon/Atlantic RIM Johns Creek, LLC	DDR	(216) 755-3284

357	Sunset Hills	MO	St. Louis	10990 Sunset Plaza	63128	DDR Sunset Hills LLC	DDR	(216) 755-3284

358	Surprise	AZ	Maricopa	13712 West Bell Road	85374	Surprise Towne Center Holdings LLC	CBRE	(602) 735-5212

359	McAllen	TX	Hidalgo	800 E. Expressway 83, Suite 200	78503	Weingarten Las Tiendas, JV	Weingarten Realty	(210) 757-3918

360	Biloxi	MS	Harrison	2650 Beach Boulevard, Suite 36	39531	Edgewater Retail Partners I, L.P.	PCI Houston	(713) 977-9696

361	Katy	TX	Fort Bend	6565 S. Fry Road	77494	Cinco Grand & Fry Retail, L.P.	Fidelis Realty Partners, Ltd.	(713) 623-6800

362	Tucson	AZ	Pima	5555 East Broadway Blvd. Suite 101	85711	East Broadway Tucson Co. LLC	Benenson Capital Partners, LLC	(212) 867-0990

364	San Dimas	CA	Los Angeles	826 W Arrow Highway	91773	PK III San Dimas Marketplace, L.P.	Kimco Realty	—

366	Charlottesville	VA	Albemarle	100 Twentyninth Place Court	22901	FR Shoppers World, LLC	0	—

367	Williamsburg	VA	James City	5225 Settlers Market Blvd. Suite 180	23188	FCP - Settlers Market, LLC	Faison & Associates, LLC	—

368	Austin	TX	Williamson	14028 north US Highway 183 Building B	78717	TR LAKELINE MAERKET RETAIL CORP	Barshop & Oles	(512) 477-1212

369	Anaheim	CA	Orange	8140 E. Santa Ana Canyon Road	92808	OTR, an Ohio General Partnership	Donahue Schriber	(714) 283-3535

370	Colorado Springs	CO	El Paso	5326 N Nevada Avenue	80918	North Nevada Retail Ventures LLC	Diamante Property Services	(719) 575-0075

371	Buford	GA	Gwinnett	1600 Mall of Georgia Blvd, Suite 900	30519	DDRTC Marketplace at Mill Creek LLC	0	—

372	El Paso	TX	El Paso	8889 Gateway West	79907	The Fountains at Farah, LP	0	—

373	Elk Grove	CA	Sacramento	7707 Laguna Blvd, suite 100	95758	Donahue Schriber Realty Group, L.P.	DSRG	(916) 286-5208

374	Watchung	NJ	Somerset	1511 Route 22 West	07069	Watchung Square Associates, LLC	Fidelity Management Company	(973) 966-2880

375	Birmingham	AL	Shelby /Jefferson	5275 Hihgway 280 South, Suite 119	35242	GS II Brook Highland, LLC	Developers Diversified Realty Corporation	(216) 755-5500

376	Overland Park	KS	Johnson	6403 West 135th Street, Suite E4	66223	Aspen Square, Inc.	0	(913) 499-1926

377	Hendersonville	NC	Henderson	223 Greenville Highway	28792	Capitol Funds, Inc.	CNL Commercial Real Estate, Inc.	(704) 972-2500

378	Las Vegas	NV	Clark	2060 North Rainbow Boulevard	89108	Weingarten Realty Investors	Weingarten Realty	(702) 259-7900

379	Mobile	AL	Mobile	3960 Airport Boulevard	36608	Pinebrook Investment, LLC	Burton Brothers Management	(251) 341-5777

380	Las Vegas	NV	Clark	10000 West Sahara Ave., Suite 160	89117	Sahara Center LLC	0	—

381	Rocklin	CA	Placer	5116 Commons Drive	95677	Rocklin Pavilions, LLC & Rocklin Pavilions Sales, LLC	0	—

382	Franklin	TN	Williamson	545 Cool Spring Blvd, suite 100	37064	Thoroboughbred Village, LLC & Lightman Cool Springs, LLC	0	—

383	Citrus Heights	CA	Sacramento	6130 Birdcage Center Drive	95610	MP Birdcage Marketplace, LLC	0	—

385	Carlsbad	CA	San Diego	3415 Via Montebello	92009	La Costa Town Center, LLC	Shelter Bay Retail Group	(818) 524-2255

386	Clovis	CA	Fresno	1085 Herndon Avenue	93612	Clovis-Herndon Center, LLC	0	—

387	Albuquerque	NM	0	9500 Montgomery Blvd. NE, Suite A	87111	CPP Sierra Vista LLC	0	—

389	Gainesville	VA	Prince William	5095 Wellington Road	20155	Gateway Center IV L.C.	The Peterson Companies	(703) 227-0883

390	Aventura	FL	Dade	19915 Biscayne Blvd	33180	Deer Capital, LLC	0	—

391	Falls Church	VA	Fairfax	7271 Arlington Blvd	22042	Federal Realty Investment Trust (per Comm.Agt. 5.17.2007)	0	—

990	Jacksonville	FL	Duval	1200 Riverplace Boulevard	32207	Parkway Properties LP	Hallmark Partners	(407) 843-6215

972	Atlanta	GA	0	767 Douglas Hill Road	30122	PAC OPERATING LIMITED PARTNERSHIP	0	—

973	Grand Prairie	TX	0	2951 N. Greater Southwest Parkway	75050	AMB-SGP TX/IL, L.P.	0	—

972A	Lithia Springs	GA		777 Douglas Hill Road	30122	Prologis	Prologis	(678) 441-1400

972B	Lithia Springs	GA		6100 Perdue Drive	30122	Americold Logistics, LLC

972C	Lithia Springs	GA	0	7095 Tradewater Parkway	30122	Americold Logistics, LLC	0	(678) 441-1400

974	Ontario	CA	San Bernardino	4750 E. Zinfandel Court, Unit A	91761	Vogel Family Properties, LLC	0	—

990	Jacksonville	FL	Duval	suite 917	32207	Parkway Properties LP	Hallmark Partners	(407) 843-6215

Jax Overflow	Jacksonville	FL	Duval	8930 Western Way , Suite 5	32256	EastGroup Properties	EastGroup Properties	(904) 363-9996

990B	Jacksonville	FL	Duval	8936 Western Way , Suite 9	32256	East Group Properties, LP	EastGroup Properties	(904) 363-9996

Schedule 5.09

ENVIRONMENTAL MATTERS

None.

Schedule 5.10

INSURANCE

Coverage	Carrier	Policy #
Property (includes business interruption, windstorm, flood and earthquake)	American Guarantee and Liability Ins. Co.	ERP9140227 08
Ocean Cargo	Federal Insurance Company	0006-57-50STL
Directors & Officers - $10mm	Travelers Casualty & Surety Co. of America	PCDO-3001
- $10mm excess of $10mm	Axis Insurance Company	MCN740723012013
- $10mm excess of $20mm	Continental Casualty Company	425166485
- $10mm excess of $30mm (Broad Form Side A)	Federal Insurance Company	68030141
Fiduciary Liability & Crime	Travelers Casualty & Surety Co. of America	105639689
Special Crime	National Union Fire Insurance Company of Pittsburgh, PA (Chartis)	21135122
Workers’ Compensation	Travelers Property Casualty/Travelers Indemnity Company (Retro) and Charter Oak Fire Insurance Company (Ded)	TRKUB9517B069-13 (Travelers) TC2OUB9518B712-13 (Charter Oak)
General Liability	Travelers Property Casualty Company of America	TJEXGL9517BO82-TIL-13
Automobile	Travelers Property Casualty Company of America	TJCAP9517B070-TIL-13
Foreign Liability	Vigilant Insurance Co. (Chubb)	7351-28-51-STL
Umbrella - $25mm	Continental Casualty Company	L4018173751
- $25mm excess of $25mm	St. Paul Fire & Marine	ZUP-14S0321A-13-NF
- $25mm excess of $50mm	National Surety Corporation	SHX-000-2424-9706
- $25mm excess of $75mm	Great American Ins. Co.	TUE019147002
Employment Practices Liability	Continental Casualty Company	425168706
Internet Liability and Network Security	Lloyds of London	B0713MEDTE1401367

Schedule 5.13

SUBSIDIARIES; OTHER EQUITY INVESTMENTS

(a)

		Jurisdiction of	Authorized	Ownership
Loan Party	Subsidiary	Incorporation	Equity Interests	Percentage
Stein Mart, Inc.	Stein Mart Buying Corp.	Florida	1,000 shares	Stein Mart, Inc. - 100%
	Stein Mart Holding Corp.	Florida	1,000 shares	Stein Mart, Inc. - 100%
	Stein Mart Air, Inc.	Florida	10,000 shares	Stein Mart, Inc. – 100%

(b)

See part (a) above.

(c)

Loan Party	Ownership
Stein Mart, Inc.*	Jay Stein – 33.8% Others – 66.2%

Stein Mart Buying Corp.	Stein Mart, Inc. – 100%

Stein Mart Holding Corp.	Stein Mart, Inc. – 100%

*	- as of 1/3/15

As of 1/3/15, Jay Stein shares totaled 15,203,716 which consisted of 11,878,260 shares held by Stein Ventures Limited Partnership, the general partner of which is Cary Ventures, Inc., 21,894 shares held by Jay and Deanie Stein Foundation over which Mr. Stein has sole voting and dispositive power as trustee of the Foundation, 40,275 shares held by Cary Ventures, Inc., a corporation wholly owned by Mr. Stein, 984,299 shares held by Jay Stein, 731,600 shares owned by a trust for the benefit of Deanie Stein and over which Mr. Stein has sole voting and dispositive power as trustee, 773,694 shares owned by the Berry Hattie Stein 2013 Trust over which Mr. Stein has sole voting and dispositive power as trustee and 773,694 shares owned by the Jay Meredith Stein 2013 Trust over which Mr. Stein as sole voting and dispositive power as trustee.

Schedule 5.17

INTELLECTUAL PROPERTY MATTERS

None

Schedule 5.18

LABOR MATTERS

Employment Agreements relating to four executive officers plus one senior General Merchandise Manager

Stein Mart, Inc. 2001 Omnibus Plan as amended and restated effective June 14, 2011

Short-Term Incentive Plan

Long-Term Incentive Plan

Deferred Compensation Plan

Split-Dollar Life Insurance Plan

Employee Stock Purchase Plan

401K Plan

Schedule 5.21(a)

DDAs

Bank	Acct #	Address	Contact Person	Contact Number
Huntington National Bank	01472123792	PO Box 1558 EA1W37 Columbus, OH 43216	Jason Travis	216-515-6141

BMO Harris Bank	02173006	PO Box 755 Chicago, IL 60690	Steph Able	262-641-6488

First Citizens Bank	80026721301	1230 Main Street/PO Box 29 Columbia, SC 29202	Sarah Mack	888-612-4444

TrustMark National Bank	7000072470	PO Box 291 Jackson, MS 39205	Darrius Marshall	601-208-5193

Compass Bank	72031148	PO Box 10566 Birmingham, AL 35296	Sherry Driggers	205-297-3060

Regions Bank	3840250431	51 W Bay Street Jacksonville, FL 32202	Georgette Smith	904-998-4978

Bank of America N.A.	1290920306	PO Box 15284 Wilmington, DE 19850	Christine Dunn	888-715-1000 ext 87325

Capital One Bank	812122258	10800 Nuckols Road Glen Allen, VA 23060	Tammy Pratts	504-533-2905

First Niagara Bank	867311711	349 Orchid Park Rd. Orchid Park, NY 14127	John Rachuna	716-674-9515

TrustMark National Bank	833143101	PO Box 291 Jackson, MS 39205	Darrius Marshall	601-208-5193

Fifth Third Bank	99940261	PO Box 630900 Cincinnati, OH 45263-0900	Louis Hlebiczki	513-534-7455

TrustMark National Bank	1002228237	PO Box 291 Jackson, MS 39205	Darrius Marshall	601-208-5193

PNC Bank	4622938085	2410 E 146th Street Carmel, IN 46033	Derrick Nihart	317-846-4043

Wells Fargo Bank	2000035891884	One Independent DR, Jacksonville, FL 32202	Gayle Hope	904-351-7323

Wells Fargo Bank	2000025402254	One Independent DR, Jacksonville, FL 32202	Gayle Hope	904-351-7323

Schedule 5.21(b)

CREDIT CARD ARRANGEMENTS

All payment processing/settlement services are provided by the following entities:

Vantiv Holding, LLC

8500 Governors Hill Drive

Symmes Township, Ohio 45249

American Express

World Financial Center

200 Vesey St.

New York, NY 10285

Discover Financial Services

2500 Lake Cook Road

Riverwoods, Illinois 60015

Synchrony Bank

170 West Election Drive, Suite 125

Draper, Utah 84020

Schedule 5.23

MATERIAL CONTRACTS

Agreement for American Express Card Acceptance, effective as of July 1, 2003, between Stein Mart, Inc. and American Express Travel Related Services Company, Inc.

Amended and Restated Co-Brand and Private Label Credit Card Consumer Program Agreement, dated as of October 3, 2011, between Stein Mart, Inc. and GE Capital Retail Bank (now Synchrony Bank).

Bank Merchant Agreement, dated as of June 15, 2000 (as amended from time to time), between Vantiv Holding, LLC (as successor in interest to Fifth Third Bank) and Stein Mart, Inc.

Merchant Services Agreement, effective May 1, 2008, between Stein Mart, Inc. and DFS Services LLC (f/k/a Discover Financial Services LLC).

Ecommerce Agreement, effective April 30, 2012, between Stein Mart, Inc. and GSI Commerce, Inc. (now eBay Enterprise, Inc.)

Integrated Marketing, effective April 10, 2013, between Stein Mart, Inc. and GA Communications Inc. [DBA “PureRED”]

Advertising Agency, effective June 1, 2014, between Stein Mart, Inc. and Fry Hammond Barr, Inc

Newspaper Planning and Buying, effective July 1, 2014 between Stein Mart, Inc. and NSA Media, Inc. d/b/a Strategic Print Marketing

CRM Database Management, effective July 10, 2010 between Stein Mart, Inc., and Lift 361

Printing Services, effective May 31, 2014 between Stein Mart, Inc. and Quad Graphics, Inc.

Email Service Provider, effective January 1, 2015 between Stein Mart, Inc. and Experian Marketing Solutions, Inc.

Corporate Office Space, effective March 1, 2014 between Stein Mart, Inc. and Parkway Properties LP

Distribution Center, effective August, 2012 between Stein Mart, Inc. and PAC Operating Limited Partnership

Distribution Center, effective March 1, 2013 between Stein Mart, Inc. and AMB-SGP TX/IL, L.P.

Distribution Center, effective November 1, 2013 between Stein Mart, Inc. and Vogel Family Properties, LLC

Transportation, effective November 11, 2011 between Stein Mart, Inc. and Schneider National Carriers

Transportation, effective December 16, 2011 between Stein Mart, Inc. and J.B. Hunt Transport, Inc.

Warehouse Management System, effective May 4, 2012 between Stein Mart, Inc. and Highjump Software, Inc.

Schedule 6.02

FINANCIAL AND COLLATERAL REPORTING

COLLATERAL REPORTING

In addition to the other materials and information required to be provided pursuant to the terms of the Credit Agreement, the Loan Parties shall provide Administrative Agent, on the applicable day specified below, the following documents (each in such form and detail as the Administrative Agent from time to time may specify):

Monthly Reports. Monthly, the Loan Parties shall provide to Administrative Agent original counterparts of (each in such form as Administrative Agent from time to time may specify):

a.	On the fifteenth (15th) day of each Fiscal Month for the immediately preceding Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), provided, however, upon the occurrence and during the continuation of an Accelerated Weekly Borrowing Base Delivery Event, at the election of the Administrative Agent, on Wednesday of each week for the immediately preceding week (or, if Wednesday is not a Business Day, on the next succeeding Business Day):

i.	On such day, supporting source documents for the Borrowing Base Certificate delivered in accordance with the Credit Agreement.

ii.	Purchases and accounts payable analysis report, (together with account payable aging) for each Loan Party, in Administrative Agent’s format;

iii.	Inventory summary by Store location;

iv.	Inventory summary by department; and

v.	Inventory certificate in Administrative Agent’s format.

b.	By the thirtieth (30th) day of each Fiscal Month for the immediately preceding Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day):

i.	Reconciliation of the stock ledger to the general ledger;

ii.	Gross margin reconciliation, consistent with the Loan Parties’ past reporting practices;

iii.	Statement of Store Activity in Administrative Agent’s format; and

iv.	Such other information as the Administrative Agent may from time to time reasonably request.

For purposes of Sections (a) and (b) above, the first “Fiscal Month” in respect of which the items required by such Section shall be provided shall be the Fiscal Month ending on or about January 31, 2015.

Schedule 7.01

EXISTING LIENS

Debtor	Secured Party	Jurisdiction	UCC Financing Statement #’s	Collateral Description
Stein Mart, Inc.	Wells Fargo Bank, National Association (as replacement party for Congress Financial Corporation (Florida)), as Administrative Agent	Florida	20030449527X 20040746038X 20080773472X 201105603235 201105629811 201308512951	Accounts; Receivables; Related Intangibles; Books; Deposit Accounts; General Intangibles, Negotiable Collateral and Supporting Obligations which in each case constitute Receivables and/or Related Intangibles; Inventory; all of Stein Mart, Inc.’s money that comes into possession, custody or control of Secured Party (or its agent or designee) or any other member of the Lender Group; and all Proceeds.

Stein Mart, Inc.	GE Money Bank	Florida	200603783447 201105166293	Accounts (which is the legal relationship established by and between a Cardholder and Secured Party pursuant to a Cardholder Agreement and all Indebtedness thereunder and supporting obligations therefor), Account Documentation and Indebtedness, all deposits, credit balances and reserves relating to such Accounts and all proceeds.

Stein Mart Buying Corp.	Wells Fargo Bank, National Association (as assignee of Congress Financial Corporation (Florida)), as Administrative Agent	Florida	200304495288 200407460398 200807734738 201105603243 201105629803 20130851296X	Accounts; Receivables; Related Intangibles; Books; Deposit Accounts; General Intangibles, Negotiable Collateral and Supporting Obligations which in each case constitute Receivables and/or Related Intangibles; Inventory; all of Stein Mart, Inc.’s money that comes into possession, custody or control of Secured Party (or its agent or designee) or any other member of the Lender Group; and all Proceeds.

Stein Mart Holding Corp.	Wells Fargo Bank, National Association	Florida	20110560312X	Accounts; Receivables; Related Intangibles; Books; Deposit Accounts; General Intangibles, Negotiable Collateral and Supporting Obligations which in each case constitute Receivables and/or Related Intangibles; Inventory; all of Stein Mart, Inc.’s money that comes into possession, custody or control of Secured Party (or its agent or designee) or any other member of the Lender Group; and all Proceeds.

In addition to the UCC Financing Statements that have been filed by secured parties of the Loan Parties (described above), the following UCC Financing Statements have been filed (i) as a precautionary filing or otherwise for information purposes or (ii) for the purpose of protecting the interests of consignors of Stein Mart, Inc.

Debtor	Secured Party	Jurisdiction	UCC Financing Statement #’s	Collateral Description
Stein Mart, Inc.	DSW Inc.	Florida	200900396618 201400967463	Consigned Merchandise (Shoes and Related Items) sold in the Shoe Department of all Covered Stores [Consignment Filing]

Stein Mart, Inc.	Cisco Systems Capital Corporation	Florida	200901245192 201402097946	Leased Equipment and all Books and Proceeds therefrom [Precautionary Filing]

Stein Mart, Inc.	ePlus Group, inc.	Florida	200901006880 201401878774	Certain Assets under and as defined in Lease Agreement No. FLC122 dated June 9, 2009 between Debtor and Secured Party [Precautionary Filing]

Stein Mart, Inc.	Scents of Worth, Inc.	Florida	201003210234	Consigned Inventory of Designed Perfume and Fragrance Products [Consignment Filing]

Stein Mart, Inc.	ePlus Group, inc.	Florida	201003460125	Certain Leased Assets described in Schedule No. 2 to Lease Agreement No. FLC122 dated June 9, 2009 [Precautionary Filing]

Stein Mart, Inc.	Prime Alliance Bank (as assignee of ePlus Group, inc.)	Florida	201105644462 201206801245	Certain Leased Assets described in Schedule No. 3 to Lease Agreement No. FLC122 dated June 9, 2009 [Precautionary Filing]

Stein Mart, Inc.	TMH Acquisition, LLC	Florida	201308223623	Leased Toyota Electric Order Picker plus 2 batteries and 1 Charger [Precautionary Filing]

Stein Mart, Inc.	Wells Fargo Bank, N.A.	Florida	201309310201	Leased Crown Forklift and all equipment parts, accessories, substitutions, additional, accessions and replacements thereto and Proceeds thereof [Precautionary Filing]

Stein Mart, Inc.	Wells Fargo Bank, N.A.	Florida	201300287347	2 Leased Crown Forklifts and all equipment parts, accessories, substitutions, additional, accessions and replacements thereto and Proceeds thereof [Precautionary Filing]

Stein Mart, Inc.	Wells Fargo Bank, N.A.	Florida	201300287355	2 Leased Crown Forklifts and all equipment parts, accessories, substitutions, additional, accessions and replacements thereto and Proceeds thereof [Precautionary Filing]

Stein Mart, Inc.	Wells Fargo Bank, N.A.	Florida	201400510412	Leased Crown Order Picker and all equipment parts, accessories, substitutions, additional, accessions and replacements thereto and Proceeds thereof [Precautionary Filing]

Stein Mart, Inc.	Wells Fargo Bank, N.A.	Florida	201400793473	Leased Crown Forklift and all equipment parts, accessories, substitutions, additional, accessions and replacements thereto and Proceeds thereof [Precautionary Filing]

Schedule 7.01-A

TERMINATED LIENS AND LIENS TO BE TERMINATED

Debtor	Secured Party	Jurisdiction	UCC Financing Statement #’s	Collateral Description
Stein Mart, Inc.	AT&T Capital Services, Inc.	Florida	200602248394 201104181167	Leased Telecommunications and Data Equipment [Precautionary Filing]

Stein Mart, Inc.	AT&T Capital Services, Inc.	Florida	200603021784 201104181248	Leased Telecommunications and Data Equipment [Precautionary Filing]

Stein Mart, Inc.	AT&T Capital Services, Inc.	Florida	200603100250 201104390467	Leased Telecommunications and Data Equipment [Precautionary Filing]

Stein Mart, Inc.	AT&T Capital Services, Inc.	Florida	200603100269 201104390459	Leased Telecommunications and Data Equipment [Precautionary Filing]

Stein Mart, Inc.	Tygris Vendor Finance, Inc. (as assignee of ePlus Group, inc.)	Florida	201001965696 201002046465 201002301937 201002829591	Certain Leased Assets described in Schedule No. 102 to Lease Agreement No. FLC122 dated June 9, 2009 [Precautionary Filing]

Stein Mart, Inc.	CSI Leasing, Inc.	Florida	201003162442	Leased Equipment, Software and Personal Property located at 1200 Riverplace Blvd., Jacksonville, FL and 400 Scenic View Dr., Cumberland, RI [Precautionary Filing]

Stein Mart, Inc.	Prime Alliance Bank (as assignee of ePlus Group, inc.)	Florida	201003787701 201206801253	Certain Leased Assets described in Schedule No. 105 to Lease Agreement No. FLC122 dated June 9, 2009 [Precautionary Filing]

Stein Mart, Inc.	Prime Alliance Bank (as assignee of ePlus Group, inc.)	Florida	201104351402 201206801261	Certain Leased Assets described in Schedule No. 106 to Lease Agreement No. FLC122 dated June 9, 2009 [Precautionary Filing]

Stein Mart, Inc.	Prime Alliance Bank (as assignee of ePlus Group, inc.)	Florida	201104887760 20120680127X	Certain Leased Assets described in Schedule No. 107 to Lease Agreement No. FLC122 dated June 9, 2009 [Precautionary Filing]

Stein Mart, Inc.	CIT Finance LLC (as assignee of ePlus Group, inc.)	Florida	201105418411 20130867496X	Certain Leased Assets described in Schedule No. 108 to Lease Agreement No. FLC122 dated June 9, 2009 [Precautionary Filing]

Schedule 7.02

EXISTING INVESTMENTS

As of end of day on January 3, 2015, Stein Mart had $25.217mm invested in daily money market funds.

Investments are held in a Rabbi Trust for the Deferred Compensation Plan and investments are made relating to the Split-Dollar Life Insurance Plan.

Schedule 7.03

EXISTING INDEBTEDNESS

As of January 3, 2015, there were standby letters of credit outstanding with a total face amount of $6,617,000 relating primarily to workers’ compensation and general liability requirements for various insurance carriers.

Schedule 10.02

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

If to any Borrower or Guarantor:	Stein Mart, Inc.
1200 Riverplace Boulevard
Jacksonville, Florida 32207
Attention: Chief Financial Officer
Telecopy No.: 904-346-1280
Email: GKleffner@steinmart.com
Telephone Number: 904-346-1500

If to Administrative Agent or
the Lender:	Wells Fargo Equipment Finance, Inc.
733 Marquette Avenue, Suite 700
MAC N9306-070
Minneapolis, MN 55402
Attention: Ann Spry
Telecopy No.:
Email: Ann.M.Spry@wellsfargo.com
Telephone Number: 612-667-7163

Parent’s website address for purposes of Section 6.02(k) of the Agreement: http://ir.steinmart.com/sec.cfm?view=all

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

To:	Wells Fargo Equipment Finance, Inc.	Date:
733 Marquette Avenue, Suite 700
MAC N9306-070
Minneapolis, MN 55402
Attention: Ann Spry – Portfolio Manager

Re: Master Loan Agreement No. 0220792 dated as of February 3, 2015 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Stein Mart, Inc., a Florida corporation, for itself and as Parent (in such capacity, the “Parent”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) Wells Fargo Equipment Finance, Inc., as lender (“Lender”) and (iv) Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Agent”) for its own benefit and the benefit of Lender. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Parent, hereby certifies to you as follows:

1.	No Default.

a.	To the knowledge of the undersigned Responsible Officer, except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing.

b.	If a Default or Event of Default has occurred and is continuing, the Borrowers propose to take action as set forth in Appendix I with respect to such Default or Event of Default.

2.	No Material Accounting Changes, Etc. The financial statements furnished to the Agent for the month/year ending [ ] were prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of Parent and its Subsidiaries on a Consolidated basis at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject to, with respect to the monthly financial statements, normal year end audit adjustments and the absence of footnotes. There has been no change in GAAP and the application thereof since the date of the financial statements furnished to the Agent for the year ending [ ], other than the material accounting changes as disclosed on Appendix II hereto.

3.	Payables. Except as described in Appendix III attached hereto and except for items being properly contested, all rent, utility, lease, trade liabilities and other obligations, inclusive of all taxes and insurance, are current and being paid as agreed and there are no held or post-dated checks outstanding with respect to any such obligations. If any such obligations are not current or if there are any held or post-dated checks outstanding, the Loan Parties have taken or propose to take those actions with respect to such obligations and/or held or post-dated checks as described on said Appendix III.

4.	Representations and Warranties. The representations and warranties of each Loan Party contained in the Credit Agreement and the other Loan Documents are true, correct, and complete in all material respects on and as of the date hereof, as though made on and as of the date hereof (except (i) to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are true, correct, and complete in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and (iii) for purposes of Section 4.02 of the Credit Agreement, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) of the Credit Agreement).

2

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

STEIN MART, INC., as Parent

By:
Name:
Title:

3

APPENDIX I

Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, the following describes the nature of the Default in reasonable detail and the steps being taken or contemplated by the Borrowers to be taken on account thereof.]

4

APPENDIX II

Except as set forth below, no material changes in GAAP or the application thereof have occurred since [the date of the most recently delivered financial statements to the Agent prior to the date of this Certificate]. [If material changes in GAAP or in application thereof have occurred, the following describes the nature of the changes in reasonable detail and the effect, if any, of each such material change in GAAP or in application thereof in the determination of the calculation of the financial statements described in the Credit Agreement].

5

APPENDIX III

PAST DUE OBLIGATIONS; CHECKS HELD

6

EXHIBIT B

FORM OF DDA NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH DEPOSITORY

[DATE]

To:	[Name and Address of Bank]

Re:	[ ]

The Account Numbers referenced on Exhibit A annexed hereto

Dear Sir/Madam:

This letter relates to the Account Numbers referenced on Exhibit A annexed hereto and any other depository account(s) (collectively the “Account”) which [                    ], a [                    ] with an address at [                    ] (the “Borrower”), now or hereafter maintains with you. The term “Account” shall also mean any certificates of deposit, investments, or other evidence of indebtedness heretofore or hereafter issued by you to or for the account of the Borrower.

Under various agreements between, among others, the Borrower, Wells Fargo Equipment Finance, Inc., a Minnesota corporation with an office at 733 Marquette Avenue, Suite 700, MAC N9306-070, Minneapolis, MN 55402, as lender (“Lender”) and Wells Fargo Bank, National Association, a national banking association with an office at One Boston Place, 18th Floor, Boston, MA 02108, as administrative agent (in such capacity, herein the “Agent”) for its own benefit and the benefit of Lender, the Borrower has granted to Lender and to the Agent (for its own benefit and the benefit of Lender) security interests in and to, among other things, the Borrower’s accounts, accounts receivable, inventory, and proceeds therefrom, including, without limitation, the proceeds now or hereafter deposited in the Account or evidenced thereby. Consequently, the present and all future contents of the Account constitute the Lender’s collateral.

From the date hereof, until you receive written notification from Lender that the interest of Lender and the Agent in the Accounts has been terminated, you may be instructed from time to time in writing by an officer of Lender to transfer all or any portion of the funds on deposit in each of the Accounts to an account designated in such written instruction.

1

Upon request of Lender, a copy of each statement issued with respect to the Account should be provided to Lender at the following addresses (which address may be changed upon seven (7) days’ written notice given to you by Lender):

Wells Fargo Equipment Finance, Inc.

733 Marquette Avenue, Suite 700

MAC N9306-070

Minneapolis, MN 55402

Attention: Ann Spry – Portfolio Manager

Re: Stein Mart, Inc.

You shall be fully protected in acting on any order or direction by Lender respecting the Accounts without making any inquiry whatsoever as to the Lender’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto. Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Borrower and Lender under the terms of the loan arrangement and the loan documents executed in connection therewith between, among others, the Borrower and Lender.

This letter may be amended only by notice in writing signed by the Borrower and an officer Lender and may be terminated solely by written notice signed by an officer of Lender.

[signature page follows]

2

Very truly yours,

[ ], as Borrower

By:
Name:
Title:

cc:	Wells Fargo Equipment Finance, Inc.
Wells Fargo Bank, National Association

Signature Page to DDA Notification

Exhibit A

Accounts

[See attached.]

EXHIBIT C

FORM OF CREDIT CARD NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH PROCESSOR

            ,

To:	[Name and Address of Credit Card Processor] (The “Processor”)

Re:	[ ] (the “Company”)

Merchant Account Number:

Dear Sir/Madam:

Under various agreements between and among the Company, certain affiliates of the Company, Wells Fargo Equipment Finance, Inc., a Minnesota corporation with an office at 733 Marquette Avenue, Suite 700, MAC N9306-070, Minneapolis, MN 55402, as lender (“Lender”), Wells Fargo Bank, National Association, a national banking association with offices at One Boston Place, Boston, MA 02108, as administrative agent for the benefit of Lender (in such capacity, the “Agent”) are party to that certain Master Loan Agreement No. 0220792, dated as of February 3, 2015 (as amended, modified or supplemented from time to time, the “Credit Agreement”), the Company has granted to Lender and to the Agent, for its own benefit and the benefit of Lender, a security interest in and to the Company’s inventory, accounts, general intangibles, equipment, and other assets, including, without limitation, all amounts due or to become due from the Processor to the Company.

Under such agreements, the Company is obligated to deliver (or cause to be delivered) all proceeds of the Company’s accounts, accounts receivable, and inventory to Lender. Such proceeds include all payments with respect to credit card charges (the “Charges”) submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

1.	Until the Processor receives written notification from an officer of Lender to the contrary, all amounts as may become due from time to time from the Processor to the Company shall continue to be transferred only as the Processor may be instructed from time to time in writing by an officer of Lender.

2.	Upon request of Lender, a copy of each periodic statement provided by the Processor to the Company should be provided to Lender at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by the Agent):

Wells Fargo Equipment Finance, Inc.

733 Marquette Avenue, Suite 700

MAC N9306-070

Minneapolis, MN 55402

Attention:	Ann Spry – Portfolio Manager
Re:	Stein Mart

3.	The Processor shall be fully protected in acting on any order or direction by Lender respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to Lender’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

2

This letter may be amended only by the written agreement of the Processor, the Company, and an officer of Lender and may be terminated solely by written notice signed by an officer of Lender.

Very truly yours,

[ ], as the Company

By:
Name:
Title:

cc:	Wells Fargo Equipment Finance, Inc.